                                                                 Exhibit (d)(23)

                     AMENDED AND RESTATED MERGER AGREEMENT

                           AND PLAN OF REORGANIZATION

                                  BY AND AMONG


                              BROADCOM CORPORATION,


                             ALLAYER COMMUNICATIONS


                                       AND


                       THE OTHER PARTIES SIGNATORY HERETO


                         Dated as of September 29, 2000

                                TABLE OF CONTENTS

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
ARTICLE 1 THE MERGER...................................................................2

        1.1    The Merger..............................................................2

        1.2    Effective Time..........................................................2

        1.3    Effect of the Merger on Constituent Corporations........................2

        1.4    Articles of Incorporation and By-Laws of Surviving Corporation..........2

        1.5    Directors and Officers of Surviving Corporation.........................3

        1.6    Maximum Number of Shares of Broadcom Common Stock to be Issued;
               Effect on Outstanding Securities of the Company.........................3

        1.7    Reservation of Shares...................................................5

        1.8    Adjustments to Exchange Ratios..........................................6

        1.9    Fractional Shares.......................................................6

        1.10   Dissenting Shares.......................................................6

        1.11   Exchange Procedures.....................................................6

        1.12   No Further Ownership Rights in Company Capital Stock....................8

        1.13   Lost, Stolen or Destroyed Certificates..................................8

        1.14   Exemption From Registration; California Permit..........................9

        1.15   Taking of Necessary Action; Further Action..............................9

        1.16   Earn-Out................................................................9

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................12

        2.1    Organization and Qualification.........................................12

        2.2    Authority Relative to this Agreement...................................12

        2.3    Capital Stock..........................................................13

        2.4    No Subsidiaries........................................................15

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                                                                                      PAGE
        2.5    Directors and Officers.................................................15

        2.6    No Conflicts...........................................................15

        2.7    Books and Records; Organizational Documents............................16

        2.8    Company Financial Statements...........................................16

        2.9    Absence of Changes.....................................................16

        2.10   No Undisclosed Liabilities.............................................21

        2.11   Taxes..................................................................21

        2.12   Legal Proceedings......................................................24

        2.13   Compliance with Laws and Orders........................................24

        2.14   Plans; ERISA...........................................................25

        2.15   Real Property..........................................................28

        2.16   Tangible Personal Property.............................................29

        2.17   Intellectual Property..................................................29

        2.18   Contracts..............................................................34

        2.19   Insurance..............................................................35

        2.20   Affiliate Transactions.................................................35

        2.21   Employees; Labor Relations.............................................36

        2.22   Environmental Matters..................................................38

        2.23   Substantial Customers and Suppliers....................................39

        2.24   Accounts Receivable....................................................39

        2.25   Inventory..............................................................39

        2.26   Other Negotiations; Brokers; Third Party Expenses......................40

        2.27   Banks and Brokerage Accounts...........................................40

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
        2.28   Warranty Obligations...................................................40

        2.29   Foreign Corrupt Practices Act..........................................41

        2.30   Tax-Free Reorganization................................................41

        2.31   Financial Projections/Operating Plan...................................41

        2.32   Approvals..............................................................42

        2.33   Compliance.............................................................42

        2.34   Takeover Statutes......................................................43

        2.35   Permit Application; Information Statement..............................43

        2.36   No Solicitation........................................................43

        2.37   Disclosure.............................................................43

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BROADCOM..................................44

        3.1    Organization and Qualification.........................................44

        3.2    Authority Relative to this Agreement...................................44

        3.3    Issuance of Broadcom Common Stock......................................44

        3.4    SEC Documents; Broadcom Financial Statements...........................45

        3.5    No Conflicts...........................................................45

        3.6    Information to be Supplied by Broadcom.................................46

        3.7    Investment Advisors....................................................46

        3.8    Tax-Free Reorganization................................................46

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................46

        4.1    Conduct of Business of the Company.....................................46

        4.2    No Solicitation........................................................49


                          TABLE OF CONTENTS (CONTINUED)

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ARTICLE 5 ADDITIONAL AGREEMENTS.......................................................51

        5.1    Information Statement; Permit Application..............................51

        5.2    Shareholder Approval...................................................53

        5.3    Access to Information..................................................53

        5.4    Confidentiality........................................................54

        5.5    Expenses...............................................................54

        5.6    Public Disclosure......................................................54

        5.7    Approvals..............................................................54

        5.8    FIRPTA Compliance......................................................55

        5.9    Notification of Certain Matters........................................55

        5.10   Company Affiliate Agreements...........................................55

        5.11   Additional Documents and Further Assurances; Cooperation...............55

        5.12   Indemnification........................................................56

        5.13   Form S-8...............................................................56

        5.14   NNM Listing of Additional Shares Application...........................56

        5.15   Company's Auditors.....................................................56

        5.16   Termination of 401(k) Plans............................................56

        5.17   Takeover Statutes......................................................57

        5.18   Treatment as Reorganization............................................57

        5.19   Company Repurchases....................................................57

        5.20   Information Technology Access..........................................57

        5.21   Change of Merger Form..................................................58

        5.22   Intellectual Property..................................................58


                          TABLE OF CONTENTS (CONTINUED)

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        5.23   Delivery of Stock Ledger and Minute Book of the Company................59

        5.24   Certain Actions Relating to the Holders of Warrants (if any) and
               Preferred Stock........................................................59

        5.25   Third Party Consents...................................................59

        5.26   Faraday Agreement......................................................59

        5.27   Capitalization Table...................................................60

ARTICLE 6 CONDITIONS TO THE MERGER....................................................60

        6.1    Conditions to Obligations of Each Party to Effect the Merger...........60

        6.2    Additional Conditions to Obligations of the Company....................60

        6.3    Additional Conditions to the Obligations of Broadcom...................61

ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS;
               ESCROW PROVISIONS......................................................65

        7.1    Survival of Representations, Warranties, Covenants and Agreements......65

        7.2    Escrow Provisions......................................................65

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER...........................................73

        8.1    Termination............................................................73

        8.2    Effect of Termination..................................................74

        8.3    Amendment..............................................................75

        8.4    Extension; Waiver......................................................75

ARTICLE 9 MISCELLANEOUS PROVISIONS....................................................75

        9.1    Notices................................................................75

        9.2    Entire Agreement.......................................................76

        9.3    Further Assurances; Post-Closing Cooperation...........................76

        9.4    Waiver.................................................................77



                                      -v-
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                          TABLE OF CONTENTS (CONTINUED)

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        9.5    Third Party Beneficiaries..............................................77

        9.6    No Assignment; Binding Effect..........................................77

        9.7    Headings...............................................................77

        9.8    Invalid Provisions.....................................................77

        9.9    Governing Law..........................................................77

        9.10   WAIVER OF TRIAL BY JURY................................................78

        9.11   Construction...........................................................78

        9.12   Counterparts...........................................................78

        9.13   Specific Performance...................................................78

ARTICLE 10 DEFINITIONS................................................................78

        10.1   Definitions............................................................78

        10.2   Construction...........................................................93


EXHIBIT A             FORM OF SUPPORT AGREEMENT
EXHIBIT B             FORM OF COMPANY AFFILIATE AGREEMENT
EXHIBIT C             FORM OF NON-COMPETITION AGREEMENT
EXHIBIT D             FORM OF AGREEMENT OF MERGER
EXHIBIT E             FORM OF SHAREHOLDER CERTIFICATE
EXHIBIT F             [INTENTIONALLY OMITTED]
EXHIBIT G             [INTENTIONALLY OMITTED]
EXHIBIT H-1           FORM OF BROADCOM OFFICER'S CERTIFICATE
EXHIBIT H-2           FORM OF BROADCOM SECRETARY'S CERTIFICATE
EXHIBIT I             FORM OF BROADCOM COUNSEL LEGAL OPINION
EXHIBIT J-1           FORM OF COMPANY OFFICER'S CERTIFICATE
EXHIBIT J-2           FORM OF COMPANY SECRETARY'S CERTIFICATE
EXHIBIT K             FORM OF COMPANY COUNSEL LEGAL OPINION

                      AMENDED AND RESTATED MERGER AGREEMENT

                           AND PLAN OF REORGANIZATION

        This AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 29, 2000, by and among Broadcom Corporation, a California corporation ("Broadcom"), and Allayer Communications, a California corporation (the "Company"), and, with respect to Article 7 and
Article 9 only, Cheng-chung Shih, as Shareholder Agent and U.S. Stock Transfer Corporation, as Depositary Agent. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

                                    RECITALS

        A. The Boards of Directors of each of Broadcom and the Company believe it is in the best interests of Broadcom and the Company (as applicable) and their respective shareholders that Broadcom acquire the Company through the merger of the Company with and into Broadcom (the "Merger") and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

        B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the shares of capital stock of the Company which are issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive shares of Class A Common Stock, par value $0.0001 per share, of Broadcom ("Broadcom Common Stock") and (ii) all Company Options and Company Stock Purchase Rights (if any) then outstanding (whether vested or unvested) will become exercisable for Broadcom Common Stock, on the terms and subject to the conditions set forth herein.

        C. As a condition and an inducement to the willingness of Broadcom to enter into this Agreement, certain shareholders of the Company have concurrently herewith entered (i) into Support Agreements with Broadcom in substantially the form attached hereto as Exhibit A (the "Support Agreements") pursuant to which, among other things, such shareholders have agreed to vote the shares of Company Capital Stock owned by them in favor of the Merger and (ii) Company Affiliate Agreements in substantially the form attached hereto as Exhibit B (the "Company Affiliate Agreements").

        D. As a condition and a further inducement to Broadcom to enter into this Agreement, certain employees of the Company have entered into Non-Competition Agreements substantially in the form attached hereto as Exhibit C (the "Non-Competition Agreements"), each of which shall become effective at the Effective Time.

        E. Broadcom and the Company intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and in furtherance thereof intend that this Agreement shall be a "plan of reorganization" within the meaning of Sections 354(a) and 361(a) of the Internal Revenue Code.

        F. The Company and Broadcom desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

        G. A portion of the shares of Broadcom Common Stock otherwise issuable or reserved for issuance by Broadcom in connection with the Merger shall be placed in escrow by Broadcom, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article 7.

        NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER

        1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the California Code, the Company shall be merged with and into Broadcom, the separate corporate existence of the Company shall cease, and Broadcom shall continue as the surviving corporation. Broadcom is sometimes referred to herein as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Palo Alto, California, unless another place or time is agreed to by Broadcom and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a California Agreement of Merger (or like instrument), in substantially the form attached hereto as Exhibit D (the "Agreement of Merger"), with the Secretary of State of the State of California, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of California of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the "Effective Time").

        1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Broadcom and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Broadcom and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        1.4 Articles of Incorporation and By-Laws of Surviving Corporation.

                (a) At the Effective Time, the Articles of Incorporation of Broadcom, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the

Surviving Corporation until thereafter amended as provided by law, such articles of incorporation and by-laws of the Surviving Corporation.

                (b) The by-laws of Broadcom, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by such by-laws, the articles of incorporation of the Surviving Corporation and applicable law.

        1.5 Directors and Officers of Surviving Corporation. The directors of Broadcom immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Broadcom immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

        1.6 Maximum Number of Shares of Broadcom Common Stock to be Issued; Effect on Outstanding Securities of the Company. The maximum number of shares of Broadcom Common Stock to be issued (including Broadcom Common Stock to be reserved for issuance upon exercise of any of the Company Options, Company Warrants (if any) or Company Stock Purchase Rights (if any) to be assumed by Broadcom as provided herein) in exchange for the acquisition by Broadcom of all shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and all vested and unvested Company Options, Company Warrants (if any) and Company Stock Purchase Rights (if any) which are then outstanding shall not exceed the Aggregate Share Number. Except as expressly provided in Section 1.8, no adjustment shall be made in the number of shares of Broadcom Common Stock issued in the Merger as a result of any consideration (in any form whatsoever) received by the Company from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Company Options, Company Warrants (if any) or Company Stock Purchase Rights (if any). On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Broadcom, the Company or the holder of any shares of the Company Capital Stock or Company Options, Company Warrants (if any) or Company Stock Purchase Rights (if any), the following shall occur:

                (a) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as provided in Section 1.10)) shall be converted automatically into the right to receive, following the expiration or early termination of any waiting period under the HSR Act which is applicable to the holder of such share, that number of shares of Broadcom Common Stock equal to the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio or the Common Stock Exchange Ratio, as the case may be (except as provided in Section 1.9).

                (b) Cancellation of Broadcom-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Broadcom or the Company or any Subsidiary of Broadcom or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Broadcom or the Company.

                (c) Capital Stock of Broadcom. Each share of Broadcom Common Stock and share of Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share, of Broadcom which is issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable share of the same class of common stock of the Surviving Corporation, with identical rights and privileges. From and after the Effective Time, each share certificate of Broadcom theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                (d) Company Options and Company Stock Plan. All unexpired and unexercised Company Options, Company Warrants (if any) and Company Stock Purchase Rights (if any), then outstanding, whether vested or unvested, together with the Company Stock Plan, shall be assumed by Broadcom in accordance with provisions set forth below.

                        (i) Each unexpired and unexercised Company Option, Company Warrant (if any) and Company Stock Purchase Right (if any) then outstanding, whether vested or unvested, shall be, in connection with the Merger, assumed by Broadcom, together with the Company Stock Plan. Each Company Option, Company Warrant (if any) and Company Stock Purchase Right (if any) so assumed by Broadcom under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option, Company Warrant (if any) or Company Stock Purchase Right (if any) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided that (A) such Company Option, Company Warrant (if any) or Company Stock Purchase Right (if any), as the case may be, shall be exercisable for that number of whole shares of Broadcom Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Option, Company Warrant (if any) or Company Stock Purchase Right (if any) immediately prior to the Effective Time multiplied by the Exchange Ratio applicable to the series of Company Capital Stock subject to such Company Option, Company Warrant (if any) or Company Stock Purchase Right (if any) (rounded down to the nearest whole number of shares of Broadcom Common Stock) and (B) the per share exercise price for the shares of Broadcom Common Stock issuable upon exercise of such assumed Company Option, Company Warrant (if any), Company Stock Purchase Right (if any), as the case may be, shall be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option, Company Warrant (if any) or Company Stock Purchase Right (if any) was exercisable immediately prior to the Effective Time by the Exchange Ratio applicable to the series of Company Capital Stock subject to such Company Option, Company Warrant (if any) or Company Stock Purchase Right (if any) (rounded up to the nearest whole cent). It is the intention of the parties that the Company Options assumed by Broadcom shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code to the same extent the Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.6(d) shall be applied consistent with this intent.

                        (ii) Broadcom shall assume the Company's obligations, and shall be assigned the Company's repurchase rights and purchase options, under any Restricted Stock Purchase Agreements entered into pursuant to the 1997 Equity Incentive Plan (the "Company Stock Plan") and the other restricted stock purchase agreements listed on Schedule 1.6(d)(ii), true and correct copies of which have been made available by the Company to Broadcom. Except as provided in
Section 1.6(d)(iii), any and all restrictions on the Company Restricted Stock issued pursuant to the Company Stock Plan or such other agreements which do not lapse in accordance with their terms (as in effect on August 7, 2000) shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements, and any repurchase rights or repurchase options which the Company has with respect to the Company Restricted Stock shall also continue in full force and effect. In the event that Broadcom issues any shares of Broadcom Common Stock in the First Earn-Out or Second Earn-Out pursuant to
Section 1.16, the per share repurchase price for the shares of Broadcom Common Stock that were issued in exchange for shares of Company Common Stock subject to any such repurchase right or purchase option shall be adjusted accordingly.

                        (iii) The Company agrees to take all actions necessary or advisable to cause all Company Options, Company Stock Purchase Rights (if any) and Company Restricted Stock to remain unchanged except (A) for the conversion into options or rights to purchase shares of Broadcom Common Stock as provided for in this Section 1.6(d), (B) that any acceleration of vesting, continuation of vesting after termination of employment or other special vesting (whether with the passage of time, upon the occurrence of certain events or otherwise) that might occur, result from or be related to the transactions contemplated by this Agreement and the Ancillary Agreements shall be prevented from occurring through the modification, in a manner acceptable to Broadcom, of the applicable Company Option, Company Stock Purchase Right (if any) or Company Restricted Stock (and any employment agreement or other agreement providing for such acceleration) prior to the date of this Agreement, provided, however, that in lieu of receiving or accepting new offers of employment from Broadcom and executing and delivering to Broadcom a Non-Competition Agreement, the foregoing provisions in clause (B) of this Section 1.6(d)(iii) shall not apply to Company Options, Company Stock Purchase Rights (if any) or Company Restricted Stock owned by the individuals named in Schedule 1.6(d)(iii).

                        (iv) In the event of an increase pursuant to Section
1.16 in the number of shares of Broadcom Common Stock for which a Company Option is exercisable, the exercise price shall be adjusted accordingly and such additional shares (A) shall be subject to the same forfeiture provisions, the same limitations on exercise and the same rights of repurchase in favor of the Company (as assigned pursuant to this Agreement to Broadcom) as the other shares underlying such Company Option and (B) shall vest proportionately with the other shares underlying such Company Option in accordance with the same vesting schedule applicable to such other shares.

        1.7 Reservation of Shares. Broadcom will reserve sufficient shares of Broadcom Common Stock for issuance pursuant to Section 1.6.

        1.8 Adjustments to Exchange Ratios. The Exchange Ratios shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Broadcom Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Broadcom Common Stock or Company Capital Stock the effective date of which occurs after the date hereof and prior to the Effective Time.

        1.9 Fractional Shares. No fraction of a share of Broadcom Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Broadcom Common Stock (after aggregating all fractional shares of Broadcom Common Stock to be received by such holder) shall be entitled to receive from Broadcom an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

        1.10 Dissenting Shares.

                (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Broadcom Common Stock pursuant to
Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

                (b) Notwithstanding the provisions of Section 1.10(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Broadcom Common Stock as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 1.11.

                (c) The Company shall give Broadcom (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the California Code and received by the Company and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the California Code. The Company shall not, except with the prior written consent of Broadcom or as may be required under applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

        1.11 Exchange Procedures.

                (a) Broadcom Common Stock. On the Closing Date, Broadcom shall deposit with the Exchange Agent, for exchange in accordance with this Article 1, the aggregate number of shares of Broadcom Common Stock then issuable in exchange for outstanding shares of Company Capital Stock, and as promptly as reasonably practicable following the final determination of the amount (if any) of the First Earn-Out and the Second Earn-Out, Broadcom shall deposit with the Exchange Agent, for distribution in accordance with Section 1.16, the aggregate number of additional shares of Broadcom Common Stock then issuable pursuant to Section 1.16, together, in each case, with cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9; provided, however, that, on behalf of the holders of Company Capital Stock, Broadcom shall deposit into an escrow account a number of shares of Broadcom Common Stock equal to the Escrow Amount. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Broadcom Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.6 or Section 1.16 by virtue of ownership of outstanding shares of Company Capital Stock or right (if any) to acquire shares of Company Capital Stock, as the case may be.

                (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Certificates") and which shares were converted into the right to receive shares of Broadcom Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Broadcom may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Broadcom Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Broadcom, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate representing the number of whole shares of Broadcom Common Stock to which such holder is initially entitled pursuant to Section 1.6 (without giving effect to either the First Earn-Out or the Second Earn-Out), less the number of shares of Broadcom Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article 7, plus the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to Section 1.9, and the Certificate so surrendered shall be canceled. Promptly following the final determination of the amount (if any) of the First Earn-Out and the Second Earn-Out, the person who immediately prior to the Effective Time was the holder of a Certificate shall be entitled to receive a certificate representing the number of additional whole shares of Broadcom Common (if any) to which such holder is entitled pursuant to Section 1.16, less the number of additional shares of Broadcom Common Stock (if any) to be deposited in the Escrow Fund on such holder's behalf pursuant to Article 7, plus the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to Section 1.9. As soon as practicable after the Effective Time, the date of the First Earn-Out and the date of the Second Earn-Out, and subject to and in accordance with the provisions of Article 7, Broadcom shall cause to be distributed to the Depositary Agent a certificate or certificates (in such denominations as may be requested by the

Depositary Agent) representing a number of shares of Broadcom Common Stock equal, in the aggregate, to the Escrow Amount, which certificate or certificates shall be registered in the name of the Depositary Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited into the Escrow Fund and shall be available to compensate Broadcom as provided in Article 7. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Broadcom Common Stock into which such shares of Company Capital Stock shall have been so converted (subject only to, if applicable, the expiration or early termination of any waiting period under the HSR Act which is applicable to the holder of such shares) and cash in lieu of fractional shares.

                (c) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Broadcom Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Broadcom Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Broadcom Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.11(c)) with respect to such whole shares of Broadcom Common Stock.

                (d) Transfers of Ownership. If any certificate for shares of Broadcom Common Stock is to be issued pursuant to this Agreement in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Broadcom or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Broadcom Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Broadcom or any agent designated by it that such tax has been paid or is not payable.

        1.12 No Further Ownership Rights in Company Capital Stock. All shares of Broadcom Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

        1.13 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the

Exchange Agent shall issue certificates representing such shares of Broadcom Common Stock and cash in lieu of fractional shares in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Broadcom or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Broadcom or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.14 Exemption From Registration; California Permit. The shares of Broadcom Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the "Securities Act"), by reason of Section 3(a)(10) thereof or, pursuant to Section 5.1(c), by reason of Section 4(2) of the Securities Act. Subject to the provisions of Section 5.1(c), the shares of Broadcom Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be qualified under the California Code, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law, and (if deemed necessary by Broadcom in its good faith judgment) such fairness hearing shall also address the assumption by Broadcom of all Company Options pursuant to Section 1.6 hereof. Each of Broadcom and the Company shall use commercially reasonable efforts (i) to file, within five (5) Business Days after the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities and (if deemed necessary by Broadcom in its good faith judgment) to assume such Company Options (the "California Permit") and (ii) to obtain the California Permit as promptly as practicable.

        1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property created by a founder, employee or consultant of the Company (including Intellectual Property created by any of the Company's founders prior to the creation of the Company), or to complete and prosecute all domestic and foreign patent filings related to such Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

        1.16 Earn-Out.

                (a) First Earn-Out. If the Surviving Corporation meets the milestones set forth in Schedule 1.16(a) to this Agreement, the persons who immediately prior to the Effective Time were holders of either

                        (i) Company Preferred Stock (but only to the extent that such persons have not theretofore received the full number of shares of Broadcom Common Stock issuable (and cash in lieu of fractional shares payable) to such persons in connection with the Merger pursuant to Section 3 of Article III.D of the Company's Restated Articles of Incorporation), or

                        (ii) Company Common Stock or Options (to the extent that the Aggregate Common Amount and the Common Stock Exchange Ratio are increased as a result of the First Earn-Out)

shall be entitled to receive additional shares of Broadcom Common Stock (or additional options thereon, as the case may be) in an aggregate amount equal to
(x) one hundred fifty thousand (150,000) minus (y) two thousand (2,000) for each day after December 31, 2000 until the milestones set forth in Schedule 1.16(a) to this Agreement are achieved (the "First Earn-Out"). The additional shares and options (if any) comprising the First Earn-Out shall be allocated among such holders in accordance with the increase in the applicable Exchange Ratio resulting from the First Earn-Out and shall be distributed in accordance with the procedures set forth in Section 1.11(b) (in the case of shares) or reserved for issuance in accordance with Section 1.6(d) and Section 1.7 (in the case of options).

                (b) Second Earn-Out. If the Surviving Corporation is awarded "Significant Design Wins" in calendar year 2001 that meet the milestones and definition set forth in Schedule 1.16(b) to this Agreement on or before December 31, 2001, the persons who immediately prior to the Effective Time were holders of either

                        (i) Company Preferred Stock (but only to the extent that such persons have not theretofore received the full number of shares of Broadcom Common Stock issuable (and cash in lieu of fractional shares payable) to such persons in connection with the Merger pursuant to
                        Section 3 of Article III.D of the Company's Restated Articles of Incorporation), or

                        (ii) Company Common Stock or Company Options (to the extent that the Aggregate Common Amount is increased as a result of the Second Earn-Out)

shall be entitled to receive additional shares of Broadcom Common Stock (or additional options thereon, as the case may be) in the aggregate amount provided in Schedule 1.16(b) (which amount shall not exceed an aggregate of one hundred fifty thousand (150,000) shares and options) (the "Second Earn-Out"). The additional shares and options (if any) comprising the Second Earn-Out shall be allocated among such holders in accordance with the increase in the applicable Exchange Ratio resulting from the Second Earn-Out and shall be distributed in accordance with the procedures set forth in Section 1.11(b) (in the case of shares) or reserved for issuance in accordance with Section 1.6(d) and Section
1.7 (in the case of options).

                (c) Illustrative Examples. The provisions of this Agreement relating to the First Earn-Out and the Second Earn-Out shall be interpreted and applied in a manner consistent with the examples set forth in Schedule 1.16(c) to this Agreement.

                (d) Procedure. No later than ten (10) Business Days following each Earn-Out Date, Broadcom shall provide to the Shareholder Agent either (i) a statement that the relevant conditions have been satisfied (in whole or in part) or (ii) a statement that the relevant conditions have not been satisfied (each, in case of either clause (i) or (ii), an "Earn-Out Determination"). If the Earn-Out Determination indicates that the applicable conditions have been satisfied in full and that the applicable number of shares of Broadcom Common Stock will be issued (or, in the case of Company Options, reserved for issuance), then no action on the part of the Shareholder Agent shall be necessary and such Earn-Out Determination shall be deemed final (a "Final Earn-Out Amount"). In any other case, the Shareholder Agent shall notify Broadcom in writing within ten (10) Business Days of receipt of such Earn-Out Determination whether the Shareholder Agent disputes any such determination, setting forth in reasonable detail the basis for the dispute (each an "Earn-Out Dispute Notice"). If the Shareholder Agent does not deliver an Earn-Out Dispute Notice within ten (10) Business Days of receipt of an Earn-Out Determination or if the Shareholder Agent accepts such amount in writing, such Earn-Out Determination shall be deemed a Final Earn-Out Amount. In the event an Earn-Out Dispute Notice is delivered, Broadcom and the Shareholder Agent shall meet within ten (10) Business Days of the delivery of such Earn-Out Dispute Notice to attempt to resolve such dispute in good faith. If a final resolution of such dispute is reached, the agreed upon amount shall be deemed to be the Final Earn-Out Amount. If no final resolution is determined within fifteen (15) Business Days of the delivery of such Earn-Out Dispute Notice after good faith negotiation, the final determination of the Final Earn-Out Amount shall be submitted to arbitration in accordance with the procedures set forth in Section 7.2(g)(ii) and (iii). The determination of the arbitrators shall be final, binding and conclusive upon each holder of Company Common Stock, Company Options, Company Warrants (if any) or Company Stock Purchase Rights (if any), the Shareholder Agent and Broadcom.

                (e) Shareholder Agent. The provisions of Sections 7.2(h), (i) and (k) shall apply to any and all acts by the Shareholder Agent in connection with this Section 1.16. Any decision, act, consent or instruction of the Shareholder Agent in connection this Section 1.16 shall constitute a decision of all the Company shareholders and shall be final, binding and conclusive upon each of such shareholders and Broadcom may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every such holder. Broadcom is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Agent.

                (f) Company Warrants. Notwithstanding any other provisions of this Agreement to the contrary, the holders of Company Warrants (if any) shall not have any right to receive the First Earn-Out (if any) or the Second Earn-Out (if any).

                (g) No Assignment of Earn-Out Rights. No interest in the First Earn-Out or the Second Earn-Out or any portion thereof, no right to participate, in whole or in part, in the First Earn-Out or the Second Earn-Out pursuant to
Section 1.16, and no right to receive any distribution of cash or securities in connection therewith pursuant to Section 1.11 may be assigned or transferred to any Person (whether by operation of law, or in connection with any sale, assignment or other transfer of any shares of Company Common Stock, Company

Preferred Stock or Company Options (or any Broadcom securities issued in exchange therefor pursuant to Section 1.6), or otherwise), and any attempt to do so will be void. The First Earn-Out, the Second Earn-Out and the provisions of
Section 1.11 and Section 1.16 relating to the First Earn-Out and the Second Earn-Out are intended solely for the benefit of the persons who immediately prior to the Effective Time were holders of Company Common Stock, Company Preferred Stock or Company Options. The right (if any) to receive distributions in connection with the First Earn-Out and the Second Earn-Out shall be personal to the persons who immediately prior to the Effective Time were holders of Company Common Stock, Company Preferred Stock and Company Options, and such right shall not (x) attach to or run with such stock or options or any Broadcom securities issued in exchange therefor) or (y) inure to the benefit of any purchaser, assignee or other transferee either of such stock or options or such Broadcom securities.

                (h) No Interest. No interest shall accrue or be paid on any portion of the First Earn-Out or Second Earn-Out or any payment or distribution pursuant to Section 1.16 or the provisions of Section 1.11 relating to the First Earn-Out and the Second Earn-Out.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Broadcom, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 2 in the disclosure schedule and schedule of exceptions (the "Company Disclosure Schedule") delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as follows:

        2.1 Organization and Qualification. Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its incorporation, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted by the Company and to own, use, license and lease its Assets and Properties. Each of the Company and each of its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole.
Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where each of the Company and its Subsidiaries is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which each of the Company and its Subsidiaries owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

        2.2 Authority Relative to this Agreement. Subject only to the requisite approval of the Merger and this Agreement by the shareholders of the Company, the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the "Ancillary Agreements") to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company's Board of Directors has approved this Agreement and declared its advisability. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Broadcom is a party, thereof) by Broadcom, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        2.3 Capital Stock.

                (a) The authorized capital stock of the Company consists only of 75,000,000 shares of Common Stock, no par value ("Company Common Stock"), of which 8,734,315 shares of Common Stock are issued and outstanding as of the date hereof, and 16,038,606 shares of Preferred Stock, no par value ("Company Preferred Stock"), of which 14,842,543 shares of Preferred Stock are issued and outstanding as of the date hereof. The designation and status of the Company Preferred Stock is as follows: (i) 5,065,102 shares are designated as Series A Preferred Stock ("Company Series A Preferred Stock"), all of which are issued and outstanding as of the date hereof, (ii) 3,309,964 shares are designated as Series B Preferred Stock ("Company Series B Preferred Stock"), all of which are issued and outstanding as of the date hereof, (iii) 2,663,540 shares are designated as Series C Preferred Stock ("Company Series C Preferred Stock"), all of which are issued and outstanding as of the date hereof, and (iv) 5,000,000 shares are designated as Series D Preferred Stock ("Company Series D Preferred Stock"), 3,803,937 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock are held in treasury or are authorized or reserved for issuance.

                (b) Section 2.3(b) of the Company Disclosure Schedule lists the name and state of residence of each holder of Company Common Stock and Company Preferred Stock provided to the Company by such holder.

                (c) With respect to any Company Common Stock or Company Preferred Stock that has been issued subject to a repurchase option on the part of the Company, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated).

                (d) Except as set forth in Section 2.3(d) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants, Company Stock Purchase Rights, Restricted Stock Purchase Agreements or shares of Company Restricted Stock or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Options with respect to the Company. With respect to each Company Option, Company Warrant (if any), Company Stock Purchase Right (if any), Restricted Stock Purchase Agreement or share of Company Restricted Stock or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Options or any other equity securities with respect to the Company, Section 2.3(d) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). All of the Company Options, Company Warrants (if any) and Company Stock Purchase Rights (if any) were issued in compliance with all applicable federal, state and foreign securities Laws.

                (e) Except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.

                (f) The terms of the Company Stock Plan and the applicable stock option agreements related to the outstanding Company Options permit the assumption or substitution of options to purchase Broadcom Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, Company Shareholder Action or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan have been provided to Broadcom and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Broadcom. Except for the Support Agreements, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including any voting trust agreement or proxy. Except as set forth in Section 2.3(f) of the Company Disclosure Schedule, no debt securities of the Company are issued and outstanding.

        2.4 No Subsidiaries. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Company has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

        2.5 Directors and Officers. The names of each director and officer of the Company and each of its Subsidiaries on the date hereof, and his or her position with the Company and each of its Subsidiaries, are listed in Section
2.5 of the Company Disclosure Schedule.

        2.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries;

                (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(b) of the Company Disclosure Schedule, if any, conflict with or result in a violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective Assets and Properties; or

                (c) except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of,
(ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or any of its Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for (A) the filing of the Agreement of Merger, together with the required officer's certificate(s); (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws; and (C) such filings as may be required under the HSR Act), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to,
(v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under,
(vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company, any of its Subsidiaries or any of their respective Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or

License to which the Company or any of its Subsidiaries is a party or by which any of the their respective Assets and Properties is bound.

        2.7 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company and its Subsidiaries have been provided or made available to Broadcom or its counsel prior to the execution of this Agreement, are complete and correct in all material respects. Such minute books contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the Board of Directors of the Company and its Subsidiaries from their respective dates of incorporation through the date hereof. The Company and each of its Subsidiaries have prior to the execution of this Agreement delivered to Broadcom true and complete copies of their respective articles of incorporation and bylaws, both as amended through the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any provisions of their respective articles of incorporation or bylaws.

        2.8 Company Financial Statements. Section 2.8(a) of the Company Disclosure Schedule sets forth the Company Financials. The Company Financials delivered to Broadcom are correct and complete in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as delivered to Broadcom prior to the date hereof, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments, which adjustments will not be material in amount or significance). The Company Financials present fairly and accurately the financial condition and operating results of the Company and its Subsidiaries, on a consolidated basis, as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance. Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, since January 1, 1995, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company or any of its Subsidiaries.

        2.9 Absence of Changes. Since the Audited Financial Statement Date, except as set forth in Section 2.9 of the Company Disclosure Schedule, there has not been any material adverse effect on the Business or Condition of the Company and its Subsidiaries, or any occurrence or event which, individually or in the aggregate, could be reasonably expected to have any material adverse effect on the Business or Condition of the Company and its Subsidiaries, in each case taking the Company together with its Subsidiaries as a whole. Since the beginning of its 2000 fiscal year, the Company has operated its business in accordance with the 2000-01 Operating Plan (a true, correct and complete copy of which has been provided to and approved by Broadcom prior to the date of this Agreement). In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in
Section 2.9 of the Company Disclosure Schedule, since the Audited Financial Statement Date:

                (a) neither the Company nor any of its Subsidiaries has entered into any Contract, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

                (b) neither the Company nor any of its Subsidiaries has entered into any Contract in connection with any transaction involving a Business Combination;

                (c) neither the Company nor any of its Subsidiaries has altered in any material respect, or entered into any Contract or other commitment to alter in any material respect, its interest in any corporation, association, joint venture, partnership or business entity in which the Company or its Subsidiaries directly or indirectly holds any equity interest (or any right to acquire any equity interest) on the date hereof;

                (d) neither the Company nor any of its Subsidiaries has entered into any strategic alliance, joint development or joint marketing Contract;

                (e) there has not been any material amendment or other material modification (or agreement to make any material amendment or other material modification) or breach of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

                (f) neither the Company nor any of its Subsidiaries has entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Company or any of its Subsidiaries, other than pursuant to any Contract in effect on the Audited Financial Statement Date and disclosed to Broadcom pursuant to (and so identified in) Section 2.9(f), Section 2.18(a)(1),
Section 2.18(a)(2) or Section 2.20 of the Company Disclosure Schedule or other than pursuant to any contract of employment and listed pursuant to Section 2.18(a)(1) or Section 2.18(a)(2) of the Company Disclosure Schedule;

                (g) neither the Company nor any of its Subsidiaries has entered into or amended in any material respect any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any product of the Company or any of its Subsidiaries or any Company Intellectual Property other than as contemplated by the Contracts and Licenses disclosed in Section 2.9(g) of the Company Disclosure Schedule;

                (h) no Action or Proceeding has been commenced or, to the knowledge of the Company and its Subsidiaries, threatened by or against the Company or any of its Subsidiaries;

                (i) the Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalents or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents, except repurchases of Company Capital Stock pursuant to agreements with Company employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company;

                (j) except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of then-outstanding Company Options, Company Warrants (if any), Company Stock Purchase Rights (if any) or Company Preferred Stock listed in Section 2.3(d) of the Company Disclosure Schedule, (ii) the issuance of options available for grant under the Company's existing Company Stock Plan, (iii) the Permitted Grants or (iv) the Series D Financing, (A) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Capital Stock or Equity Equivalents, (B) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options, Company Warrants (if any), Company Stock Purchase Rights (if any) or other Equity Equivalents), (C) there have not been any agreements, arrangements, plans or understandings with respect to any such modification or amendment; and (D) the Company has not granted any Options with an exercise price of less than the fair market value of Company Common Stock on the date the Option was granted as determined reasonably and in good faith by the Company's board of directors.

                (k) except in connection with the Series D Financing, there has not been any amendment to the articles of incorporation or bylaws of the Company or any of its Subsidiaries;

                (l) there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than non-exclusive transfers to the Company's customers, distributors or other licensees as of August 7, 2000 in the ordinary course of business consistent with past practice;

                (m) neither the Company nor any of its Subsidiaries has made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company or any of its Subsidiaries, other than dispositions of inventory, or nonexclusive licenses of products to Persons to whom the Company or any of its Subsidiaries had granted licenses of its products at the Audited Financial Statement Date, in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

                (n) neither the Company nor any of its Subsidiaries has made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business of the Company and its Subsidiaries consistent with past practice and (ii) other acquisitions in an amount not exceeding one hundred thousand dollars ($100,000) in the case of any individual item or two hundred thousand dollars ($200,000) in the aggregate;

                (o) neither the Company nor any of its Subsidiaries has made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company or any of its Subsidiaries constituting capital assets individually or in the aggregate in an amount exceeding one hundred thousand dollars ($100,000);

                (p) neither the Company nor any of its Subsidiaries has made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company or any of its Subsidiaries, or change any reserves or liabilities associated therewith, individually or in the aggregate in an amount exceeding one hundred thousand dollars ($100,000);

                (q) neither the Company nor any of its Subsidiaries has made or agreed to make payment, discharge or satisfaction, in an amount in excess of fifty thousand dollars ($50,000), in any one case, or one hundred thousand dollars ($100,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials;

                (r) neither the Company nor any of its Subsidiaries has failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company or any of its Subsidiaries, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

                (s) neither the Company nor any of its Subsidiaries has incurred any Indebtedness or guaranteed any Indebtedness in an aggregate amount exceeding one hundred thousand dollars ($100,000) or issued or sold any debt securities of the Company or its Subsidiaries or guaranteed any debt securities of others, other than any debt securities converted into equity in connection with the Series D Financing (none of which debt securities remain outstanding);

                (t) neither the Company nor any of its Subsidiaries has granted any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Broadcom and the terms of which are disclosed in Section 2.9(t) of the Company Disclosure Schedule;

                (u) except pursuant to a Contract disclosed to Broadcom pursuant to Section 2.9(f) or Section 2.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company or its Subsidiaries;

                (v) neither the Company nor any of its Subsidiaries has paid or approved the payment of any consideration of any nature whatsoever (other than salary, bonuses, commissions or consulting fees and other customary benefits paid to any current or former officer, director, shareholder, employee or consultant of the Company or any of its Subsidiaries, in each case in amounts, on terms and of a type consistent with the Company's past practices) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company or its Subsidiaries;

                (w) neither the Company nor any of its Subsidiaries has established or modified any (i) targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

                (x) neither the Company nor any of its Subsidiaries has adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

                (y) neither the Company nor any of its Subsidiaries has paid or agreed or made any commitment to pay any discretionary or stay bonus;

                (z) to the knowledge of the Company after Good Faith Consultation with the Company's independent accountants, the Company has not taken or approved any action, including the acceleration of vesting of any Company Options, Company Warrants (if any), other rights to acquire shares of Company Capital Stock (if any) or Company Stock Purchase Rights (if any), which could reasonably be expected to jeopardize the status of the Merger as a tax-free reorganization;

                (aa) neither the Company nor any of its Subsidiaries has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

                (bb) neither the Company nor any of its Subsidiaries has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

                (cc) other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has made any representation or proposal to, or engaged in substantive discussions with, any of the holders (or their representatives) of any Indebtedness (if any), or to or with any party which has issued a letter of credit which benefits the Company or any of its Subsidiaries;

                (dd) neither the Company nor any of its Subsidiaries has commenced or terminated, or made any change in, any line of business;

                (ee) neither the Company nor any of its Subsidiaries has failed to renew any insurance policy; no insurance policy of the Company or any of its Subsidiaries has been canceled or materially amended; and the Company and its Subsidiaries have given all notices and presented all claims (if any) under all such policies in a timely fashion;

                (ff) there has been no material amendment or non-renewal of any of the Company's and its Subsidiaries' Approvals, and the Company and its Subsidiaries have used commercially reasonable efforts to maintain such Approvals and have observed in all material respects all Laws and Orders applicable to the conduct of the Company's and its Subsidiaries' respective businesses or their respective Assets and Properties;

                (gg) the Company has taken all commercially reasonable actions required to procure, maintain, renew, extend or enforce any Company Intellectual Property, including submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights;

                (hh) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company and its Subsidiaries individually or in the aggregate in an amount exceeding one hundred thousand dollars ($100,000).

                (ii) neither the Company nor any of its Subsidiaries has repurchased, canceled or modified the terms of any Company Capital Stock, Equity Equivalents, Company Options, Company Warrants (if any), Company Stock Purchase Rights (if any) or other financial instrument that derives value from its convertibility into Company Capital Stock or Equity Equivalents, other than transactions entered into in the ordinary course of business and pursuant to either (i) contractual provisions or (ii) the Company Stock Plan, in each case as in effect at the time of execution and delivery of this Agreement;

                (jj) neither the Company nor any of its Subsidiaries has entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

        2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in
Section 2.10 of the Company Disclosure Schedule, there are no Liabilities of, relating to or affecting the Company or any of its Subsidiaries or any of their respective Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Audited Financial Statement Date and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Business or Condition of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, and are not for tort or for breach of contract.

        2.11 Taxes.

                (a) All Tax Returns required to have been filed by or with respect to the Company, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member (a "Relevant

Group") have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by the Company or any of its Subsidiaries or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, for periods (or portions of periods) covered by the Company Financials, have been paid or accrued on the balance sheet included in the Company Financials.

                (b) Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes in the period after the date of the Company Financials. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) or Other Tax set forth on the face of the balance sheet included in the Company Financials and (ii) will not exceed by any material amount such reserve as adjusted for operations and transactions in the ordinary course of business through the Closing Date.

                (c) Neither the Company nor any of its Subsidiaries is a party to any agreement extending the time within which to file any Tax Return or an extension resulting from the filing of a Tax Return after its original due date in the ordinary course of business. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company or any of its Subsidiaries or any member of any Relevant Group does not file Tax Returns that the Company or any of its Subsidiaries or such member is or may be subject to taxation by that jurisdiction.

                (d) The Company, its Subsidiaries and each member of any Relevant Group have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

                (e) Neither the Company nor any of its Subsidiaries has received written notification of any action by any Taxing Authority in connection with assessing additional Taxes against or in respect of it or any Relevant Group for any past period. There is no dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company or any of its Subsidiaries is otherwise aware. There are no Liens for Taxes upon the Assets and Properties of the Company and its Subsidiaries other than Liens for Taxes not yet due and payable. Section 2.11(e) of the Company Disclosure Schedule indicates those Tax Returns, if any, of the Company, its Subsidiaries and each member of any Relevant Group that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company, its Subsidiaries and each member of any Relevant Group that currently are the subject of audit or examination. The Company and its Subsidiaries have delivered to Broadcom complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company, its Subsidiaries and each member of any Relevant Group since the fiscal year ended December 31, 1997.

                (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or any of its Subsidiaries or with respect to any Tax assessment or deficiency affecting the Company, any of its Subsidiaries or any Relevant Group.

                (g) Neither the Company nor any of its Subsidiaries has received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

                (h) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

                (i) Neither the Company nor any of its Subsidiaries (i) has agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method or (ii) is a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code.

                (j) Neither the Company nor any of its Subsidiaries is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

                (k) Neither the Company nor any of its Subsidiaries is involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

                (l) Neither the Company nor any of its Subsidiaries was included and is includible in the Tax Return of any Relevant Group with any corporation other than a return of which the Company or its Subsidiaries is the common parent corporation.

                (m) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or arrangement covering any current or former employee or consultant of the Company or any of its Subsidiaries that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

                (n) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company and its Subsidiaries under (i) Section 382 of the Internal Revenue Code, (ii) Section 383 of the Internal Revenue Code, (iii)
Section 384 of the Internal Revenue Code, and (iv) Section 1502 of the Internal Revenue Code and Treasury regulations promulgated thereunder.

                (o) Each material election with respect to income Taxes affecting the Company or any of its Subsidiaries are set forth in Section 2.11(o) of the Company Disclosure Schedule.

                (p) Neither the Company nor any of its Subsidiaries is or has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

        2.12 Legal Proceedings.

                (a) Except as set forth in Section 2.12(a) of the Company Disclosure Schedule:

                        (i) there are no Actions or Proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against, relating to or affecting the Company or any of its Subsidiaries or any of their respective Assets and Properties;

                        (ii) there are no facts or circumstances known to the Company or any of its Subsidiaries that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company or any of its Subsidiaries or any of their respective Assets and Properties;

                        (iii) neither the Company nor any of its Subsidiaries has received notice, and otherwise have knowledge of any Orders outstanding against the Company or its Subsidiaries; and

                        (iv) neither the Company nor any of its Subsidiaries has received notice and otherwise have knowledge of any defects, dangerous or substandard conditions in the products or materials sold, distributed, or currently proposed to be sold or distributed by the Company or any of its Subsidiaries that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.

                (b) Prior to the execution of this Agreement, the Company and its Subsidiaries have delivered to Broadcom all responses of counsel for the Company to auditor's requests for information for the preceding three (3) years (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company or any of its Subsidiaries. Section 2.12(b) of the Company Disclosure Schedule sets forth all Actions or Proceedings relating to or affecting, or, to the knowledge of the Company or any of its Subsidiaries, threatened against, the Company or any of its Subsidiaries or any of their respective Assets and Properties during the three (3) year period prior to the date hereof.

        2.13 Compliance with Laws and Orders. Neither the Company or any of its Subsidiaries nor any of their respective directors, officers, Affiliates, agents or employees has violated in any material respect since the respective dates of incorporation of the

Company and its Subsidiaries, or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective Assets and Properties, and neither the Company nor any of its Subsidiaries is aware of any claim of violation, or of any actual violation, in any material respect of any such Laws and Orders by the Company or any of its Subsidiaries since the respective dates of incorporation of the Company and its Subsidiaries.

        2.14 Plans; ERISA.

                (a) Existence of Plans. Except as disclosed in Section 2.14(a) of the Company Disclosure Schedule, (i) neither the Company, any Subsidiary nor any of their respective ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Plans, (ii) none of the Plans is or was a "multi-employer plan", as defined in
Section 3(37) of ERISA, (iii) none of the Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) none of the Plans provides or provided post-retirement medical or health benefits, (v) none of the Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Internal Revenue Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Internal Revenue Code, (vi) neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates is or was a party to any collective bargaining agreement, and (vii) neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has announced or otherwise made any commitment to create or amend any Plan. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Plans
(A) as to which Broadcom will be required to make any contributions or with respect to which Broadcom shall have any obligation or liability whatsoever, whether on behalf of any of the current employees of the Company or any Subsidiary or on behalf of any other person, after the Closing, or (B) which Broadcom, the Surviving Corporation and their respective Subsidiaries will not be able to terminate immediately after the Closing in accordance with their terms and ERISA. With respect to each of such Plans, at the Closing there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates. The Company has delivered to Broadcom true and complete copies of: (I) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (II) the currently effective Summary Plan Description pertaining to each of the Plans, (III) all annual reports for each of the Plans (including all related schedules), (IV) the most recently filed PBGC Form 1 (if applicable), (V) the most recent Internal Revenue Service determination letter, opinion, notification or advisory letter (as the case may be) for each Plan which is intended to constitute a qualified plan under Section 401 of the Internal Revenue Code and each amendment to each of the foregoing documents, and (VI) for each unfunded Plan, financial statements consisting of
(a) the consolidated statement of assets and liabilities of such Plan as of its most recent valuation date, and (b) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates.

                (b) Present Value of Benefits. The present value of all accrued benefits under any Plan subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such Plans allocated to such accrued benefits, based upon the applicable provisions of the Internal Revenue Code and ERISA, and each such Plan shall be capable of being terminated as of the Closing Date in a "standard termination" under Section 4041(b) of ERISA. With respect to each Plan that is subject to Title IV of ERISA, (i) no amount is due or owing from the Company, any of its Subsidiaries or any of their respective ERISA Affiliates to the PBGC or to any "multi-employer Plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and
(ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including the termination of any Plan at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable Laws.

                (c) Penalties; Reportable Events. Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates is subject to any material liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Internal Revenue Code, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any material liability, tax or penalty, including a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other Laws. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Internal Revenue Code, or with the requirements referred to in Section 4980D of the Internal Revenue Code, has complied in all material respects. No event has occurred which could subject any Plan to tax under Section 511 of the Internal Revenue Code. None of the Plans subject to Title IV of ERISA has, since September 2, 1974, been completely or partially terminated nor has there been any "reportable event", as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by the Company, any Subsidiary or any of their respective ERISA Affiliates of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA. Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, nor any other organization of which any of them are a successor or Broadcom corporation as defined in Section 4069(b) of ERISA, have engaged in any transaction described in Section 4069(a) of ERISA.

                (d) Deficiencies; Qualification. None of the Plans nor any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Internal Revenue Code, whether or not waived, since the effective date of said Section 412, and no condition has occurred or exists which by the passage of time could be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. Furthermore, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has any unfunded liability under ERISA in respect of any of the Plans. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, opinion, notification or advisory letter from the Internal Revenue Service, and has been operated in accordance with its terms and with the provisions of the Internal Revenue Code. All of the Plans have been administered and maintained in substantial compliance with ERISA, the Internal Revenue Code and all other applicable Laws. All contributions required to be made to each of the Plans under the terms of that Plan, ERISA, the Internal Revenue Code or any other applicable Laws have been timely made. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Internal Revenue Code is in compliance with such requirements. There are no Liens against the property of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under Section 412(n) of the Internal Revenue Code or Sections 302(f) or 4068 of ERISA. The Interim Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans.

                (e) Acceleration. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company, Broadcom, the Surviving Corporation, or any of their respective Subsidiaries to the PBGC, to any Plan, or to any present or former employee, director, officer, shareholder, contractor or consultant of Broadcom, the Surviving Corporation, or any of their respective Subsidiaries or any of their dependents, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, shareholder, contractor, or consultant of the Company or any of its respective Subsidiaries or any of their dependents. With respect to any insurance policy which provides, or has provided, funding for benefits under any Plan, (A) there is and will be no liability of the Company, Broadcom or any of their respective Subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

                (f) COBRA. With respect to each Plan which provides health care coverage, the Company, its Subsidiaries and each of their respective ERISA Affiliates have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the applicable COBRA regulations and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability under Section 4980B of the Internal Revenue Code.

                (g) Litigation. Other than routine claims for benefits under the Plans, there are no pending, or, to the best knowledge of the Company or its Subsidiaries, threatened, Actions or Proceedings involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or the Company, any Subsidiary or any of their respective ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other person whomsoever. Neither the Company nor any of its Subsidiaries knows of any reasonable basis for any such claim, lawsuit, dispute, action or controversy.

                (h) No Liabilities. There are no accrued, contingent or other Liabilities or obligations pursuant to, under or in connection with the Representative Stock Bonus Plan or any of Representative Stock Bonus Plan Agreements listed in Section 2.18(a)(1) of the Company Disclosure Schedule.

        2.15 Real Property.

                (a) Section 2.15(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company and its Subsidiaries (as lessor or lessee or otherwise) (the "Leased Real Property") and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries owns real property other than owned leasehold improvements, if any, on the Leased Real Property.

                (b) Subject to the terms of their respective leases, the Company and its Subsidiaries have valid and subsisting leasehold estates in and the right to quiet enjoyment of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease referred to in
Section 2.15(a)(i) is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, its Subsidiaries and of each other Person that is a party thereto, and except as set forth in Section 2.15(b) of the Company Disclosure Schedule, there is no, and neither the Company nor any of its Subsidiaries has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any of its Subsidiaries owe brokerage commissions or finders fees with respect to any such Leased Real Property, except to the extent that the Company and its Subsidiaries may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

                (c) Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (A) comply with and are operated in accordance with applicable laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against any of such real property or the improvements thereon.

                (d) True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company, its Subsidiaries or otherwise), utilized, and/or operated (the "Lease Documents") have been delivered to Broadcom. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, or by and among any third party, claiming an interest in the interest of the Company or its Subsidiaries in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.

        2.16 Tangible Personal Property. The Company and its Subsidiaries are in possession of and have good and marketable title to, or have valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of their respective businesses, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Audited Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) are free and clear of all Liens and are adequate and suitable in all material respects for the conduct by the Company and its Subsidiaries of their respective businesses as presently conducted, and are in good working order and condition in all material respects, ordinary wear and tear excepted, and their use complies in all material respects with all applicable Laws.

        2.17 Intellectual Property.

                (a) Section 2.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property (including all trademarks and service marks that the Company and its Subsidiaries have used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

                (b) The Company and its Subsidiaries have all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property necessary to the conduct of their respective businesses as presently conducted. Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company or a Subsidiary of the Company (excluding Intellectual Property licensed to the Company or a Subsidiary of the Company under any License) and is free and clear of any Liens. The Company and its Subsidiaries (i) own exclusively all trademarks, service marks and trade names used by the Company or any of its Subsidiaries in connection with the operation or conduct of their respective businesses, including the sale of any products or technology or the provision of any services by the Company and its Subsidiaries; provided, however, that the Company and its Subsidiaries may use trademarks, service marks and trade names of third parties which are licensed to the Company, its Subsidiaries or are in the public domain, and (ii) own exclusively, and have good title to, each copyrighted work that is a product of the Company or a Subsidiary of the Company and each other work of authorship that the Company or a Subsidiary of the Company otherwise purports to own.

                (c) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company or a Subsidiary of the Company, either the Company or a Subsidiary of the Company has a written agreement with such Person with respect thereto and the Company or a Subsidiary of the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

                (d) Except pursuant to agreements described in Section 2.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other Person.

                (e) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the businesses of the Company and its Subsidiaries as currently conducted or as reasonably contemplated to be conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and its Subsidiaries (including products, technology, or services currently under development).

                (f) Section 2.17(f) of the Company Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses) to which either the Company or a Subsidiary of the Company is a party with respect to any Intellectual Property. No Person other than the Company or a Subsidiary of the Company has ownership rights to improvements made by the Company or any of its Subsidiaries in Intellectual Property which has been licensed to the Company or any of its Subsidiaries.

                (g) Section 2.17(g) of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, wherein or whereby either the Company or a Subsidiary of the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other Person of the Intellectual Property of any Person other than the Company or its Subsidiaries.

                (h) The operation of the business of the Company and its Subsidiaries as currently conducted or as presently proposed to be conducted, including the Company's and its Subsidiaries' design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company or its Subsidiaries does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. Sections 200-212 in any License or Contract to which the Company or any of its Subsidiaries is a party requiring that products be manufactured substantially in the United States ("Made-in-America Requirements")), (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any Law, and neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or its Subsidiaries infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights.

                (i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.17(i)(1) of the Company Disclosure Schedule lists all actions that must be taken by the Company within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. Except as set forth in Section 2.17(i)(2) of the Company Disclosure Schedule, the Company and its Subsidiaries have registered the copyright with the U.S. Copyright Office and its equivalent in any relevant foreign jurisdiction for the latest version of each product and technology of the Company and each of its Subsidiaries that constitutes or includes a copyrightable work. In each case in which the Company or any of its Subsidiaries has acquired ownership of any Intellectual Property rights from any Person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and its Subsidiaries and, to the maximum extent provided for by and required to protect the Company's and its Subsidiaries' ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company and its Subsidiaries have recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

                (j) There are no Contracts or Licenses between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to Company Intellectual Property under which there is any dispute (or, to the knowledge of the Company and its Subsidiaries, facts that may reasonably lead to a dispute) known to the Company or any of its Subsidiaries regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

                (k) To the knowledge of the Company and its Subsidiaries, no Person is infringing or misappropriating any Company Intellectual Property.

                (l) The Company and its Subsidiaries have taken all commercially reasonable steps to protect the Company's and its Subsidiaries' rights in confidential information and trade secrets of the Company and its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company and its Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.17(l) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company and each of its Subsidiaries have executed such an agreement. Copies of all such agreements have been provided to Broadcom or made available to Broadcom for review.

                (m) No Company Intellectual Property or product, technology or service of the Company is subject to any Order, Action or Proceeding or "march in" rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or any of its Subsidiaries or that may affect the validity, use or enforceability of such Company Intellectual Property.

                (n) No (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries or (iii) conduct or statement of the Company or any of its Subsidiaries reasonably constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

                (o) The Company and its Subsidiaries have taken all actions necessary and appropriate to assure that there shall be no material adverse change in its business or electronic systems or material interruptions in the delivery of the Company's and its Subsidiaries' products and services by reason of the advent of the year 2000, including that all of its products (including products currently under development) will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates. Without limiting the generality of the foregoing, (i) the Company and its Subsidiaries have taken all actions necessary and appropriate to ensure that the IT systems and non-IT systems used by the Company and its Subsidiaries in their respective internal operations will function properly beyond 1999 (and neither the Company nor any of its Subsidiaries has any knowledge of any material issues that have arisen in connection therewith) and (ii) the Company and its Subsidiaries have made inquiries of the suppliers listed in Section 2.23(b) of the Company Disclosure Schedule as to the status of their Year 2000 efforts and as a result thereof has not uncovered any problems that could materially disrupt or harm the day-to-day functioning of business and operations of the Company and its Subsidiaries.

                (p) Neither this Agreement nor any transactions contemplated by this Agreement will result in Broadcom's granting any rights or licenses with respect to the Intellectual Property of Broadcom to any Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound.

                (q) Section 2.17(q) of the Company Disclosure Schedule sets forth a list of (x) all software which the Company or any of its Subsidiaries has licensed from any third party which is used by the Company or any of its Subsidiaries in its products or otherwise in its business (other than standard off-the-shelf software) and (y) a list of all "freeware" and "shareware" incorporated into any product now or heretofore shipped by the Company or any of its Subsidiaries. The Company and its Subsidiaries have all rights necessary to the use of such software, "freeware" and "shareware".

                (r) The products of the Company and its Subsidiaries comply in all material respects with all applicable IEEE 802.1 and 802.3 and other appropriate standards and with the feature specifications and performance standards for the products set forth in Section 2.17(r) of the Company Disclosure Schedule. There are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranties by the Company or any of its Subsidiaries in connection with the foregoing. All product performance comparisons heretofore furnished by the Company or any of its Subsidiaries to customers or Broadcom are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer's acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

                (s) The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve ownership of Company Intellectual Property. The Company and its Subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that the consultant is concurrently employed by the Company or any of its Subsidiaries and/or a third party, the Company and its Subsidiaries have taken additional commercially reasonable steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party's employment agreement such steps include ensuring that all research and development work performed by such a consultant are performed only on facilities of the Company or its Subsidiaries and only using resources of the Company or its Subsidiaries, except as set forth in Section 2.17(s) of the Company Disclosure Schedule.

        2.18 Contracts.

                (a) Section 2.18(a)(1) of the Company Disclosure Schedule contains a true and complete list of each of the Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Broadcom prior to the execution of this Agreement), to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties is bound (other than employee offer letters). Section 2.18(a)(2) of the Company Disclosure Schedule contains a true and complete list of each Contract of the Company and its Subsidiaries (i) not terminable by the Company or any of its Subsidiaries upon thirty (30) days (or less) notice by the Company or any of its Subsidiaries without penalty or obligation to make payments based on such termination or (ii) which provides for continuing design or other services by the Surviving Corporation after the Closing Date.

                (b) Each Contract required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the knowledge of the Company and its Subsidiaries, each other party thereto; and except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, to the knowledge of the Company and its Subsidiaries, no other party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

                (c) Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other similar Contracts, materially adverse to the Business or Condition of the Company or any of its Subsidiaries or that has been or could reasonably be expected to result, individually or in the aggregate with any such other Contracts, in Losses to the Company or be materially adverse to the Business or Condition of the Company and its Subsidiaries, in each case taking the Company together with its Subsidiaries as a whole.

                (d) Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the ability of the Company or any of its Subsidiaries to compete with any Person in any line of business or in any area or territory.

        2.19 Insurance.

                (a) Section 2.19(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure any of the business, operations or employees of either the Company or any of its Subsidiaries or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any of its Subsidiaries and that (a) have been issued to the Company or any of its Subsidiaries or (b) to the knowledge of the Company and its Subsidiaries, have been issued to any Person (other than the Company) for the benefit of the Company or any of its Subsidiaries. The insurance coverage provided by the policies set forth in
Section 2.19(a) of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Section 2.19(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company nor any of its Subsidiaries nor any other Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and neither the Company nor any of its Subsidiaries has any knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 2.19(a) of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company and its Subsidiaries are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties is bound.

                (b) Section 2.19(b) of the Company Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company or any of its Subsidiaries in the last two (2) years. Neither the Company nor any of its Subsidiaries has received notice that any insurer under any policy listed (or required to be listed) in Section 2.19(b) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company and its Subsidiaries have, in the reasonable judgment of the Company and its Subsidiaries, in light of their respective businesses, location, operations and Assets and Properties, maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverages.

        2.20 Affiliate Transactions.

                (a) Except as disclosed in Section 2.9(f) or Section 2.20(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and (A) any current or former officer, director, shareholder, or to the knowledge of the Company and its Subsidiaries, any Affiliate or Associate of the Company or its Subsidiaries or (B) any Person who, to the knowledge of the Company and its Subsidiaries, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such current or former officer, director, shareholder, Affiliate or Associate, (iii) neither the Company nor any of its Subsidiaries nor any such current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

                (b) Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 2.20(a) of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company and its Subsidiaries (in the reasonable judgment of the Company and its Subsidiaries) than if such Contract or Liability was entered into or incurred on an arm's-length basis on competitive terms. Any Contract to which the Company or any of its Subsidiaries is a party and in which any director of the Company or any of its Subsidiaries has a financial interest in such Contract was approved by a majority of the disinterested members of the Boards of Directors of the Company and its Subsidiaries and/or shareholders of the Company and its Subsidiaries, as the case may be, in accordance with applicable law.

        2.21 Employees; Labor Relations.

                (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company and its Subsidiaries, threatened, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could reasonably be expected to give rise to such complaint or claim. To the knowledge of the Company and its Subsidiaries, there are no organizational efforts presently underway or threatened involving any employees of the Company, or any of its Subsidiaries or any of the employees performing work for the Company or any of its Subsidiaries but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

                (b) Each Person who is an employee of either the Company or any of its Subsidiaries is employed at will, and no employee of the Company or of any of its Subsidiaries is represented by a union. Each Person who is an independent contractor of either the Company or of any of its Subsidiaries is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors.
Section 2.21(b)(i) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Except as described in Section 2.21(b)(ii) of the Company Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company or any of its Subsidiaries to any current or former officer, director, or employee of, or consultant to, the Company or any of its Subsidiaries, and to the knowledge of the Company and its Subsidiaries, no employee of the Company or of any of its Subsidiaries has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with the Company or the Subsidiary by which such Person is employed, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement for the provision of labor from any outside agency. To the knowledge of the Company and its Subsidiaries, since January 1, 1997 there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company or any of its Subsidiaries, and no claims by any governmental agency with regard to such employees.

                (c) Since January 1, 1997, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company, or any of its Subsidiaries or by any of the employees performing work for the Company or for any of its Subsidiaries but provided by an outside employment agency, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could reasonably be expected to give rise to such complaint or claim. The Company and its Subsidiaries have complied in all material respects with all laws related to the employment of employees and, except as set forth in Section 2.21(c) of the Company Disclosure Schedule, since January 1, 1997, neither the Company nor any of its Subsidiaries has received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

                (d) Neither the Company nor any of its Subsidiaries has written policies and/or employee handbooks or manuals except as described in Section 2.21(d) of the Company Disclosure Schedule.

                (e) To the knowledge of the Company and its Subsidiaries, no officer, employee or consultant of the Company or of any of its Subsidiaries is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the businesses of the Company and its Subsidiaries as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the businesses of the Company and its Subsidiaries as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the businesses of the Company and its Subsidiaries as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officer's, employees or consultants is now bound.

        2.22 Environmental Matters.

                (a) The Company and its Subsidiaries possess any and all Environmental Permits necessary to or required for the operation of its business. The Company and its Subsidiaries will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation, the Company and/or its Subsidiaries to conduct the businesses of the Company and its Subsidiaries as conducted prior to the Closing.

                (b) The Company and its Subsidiaries are in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

                (c) Neither the Company, nor any of its Subsidiaries nor any of their respective predecessors nor any entity previously owned by the Company or any of its Subsidiaries has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.

                (d) Neither the Company nor any of its Subsidiaries nor any of their respective predecessors nor any entity previously owned by the Company or any of its Subsidiaries has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

                (e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

                (f) Neither the Company nor any of its Subsidiaries, nor any of their respective predecessors, nor any entity previously owned by the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location.

                (g) No Site is a current or proposed Environmental Clean-up
Site.

                (h) There are no Liens under or pursuant to any Environmental Law on any Site.

                (i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all 1998 upgrade requirements.

                (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Broadcom prior to execution of this Agreement.

                (k) Neither the Company nor any of its Subsidiaries is a party, whether as a direct signatory or as successor, assign, third party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other contract under which the Company or any of its Subsidiaries is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

                (l) The Company, its Subsidiaries, all of their respective predecessors and all entities previously owned by the Company or any of its Subsidiaries have provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

        2.23 Substantial Customers and Suppliers. Section 2.23(a) of the Company Disclosure Schedule lists the fifteen (15) largest customers of the Company and its Subsidiaries, collectively on the basis of revenues collected or accrued for the most recent complete fiscal year. Section 2.23(b) of the Company Disclosure Schedule lists the fifteen (15) largest suppliers of the Company and its Subsidiaries, collectively on the basis of cost of goods or services purchased for the most recent fiscal year. Except as disclosed in Section 2.23(c) of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company or any of its Subsidiaries since December 31, 1999 or, to the knowledge of the Company and its Subsidiaries, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 2.23(d) of the Company Disclosure Schedule, to the knowledge of the Company and its Subsidiaries, no such customer or supplier is threatened with bankruptcy or insolvency.

        2.24 Accounts Receivable. Except as set forth in Section 2.24 of the Company Disclosure Schedule, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Unaudited Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

        2.25 Inventory. All inventory of the Company reflected on the balance sheet included in the Company Financials consisted, and all such inventory acquired since the Audited Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business. Except as disclosed in the notes to the Company Financials or in Section 2.25 of the Company Disclosure Schedule, all items included in the inventory of the Company are the property of the Company free and clear of any Lien, have not been pledged as collateral, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

        2.26 Other Negotiations; Brokers; Third Party Expenses. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, agents, or, to the knowledge of the Company and its Subsidiaries, any of their respective shareholders or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any of its Subsidiaries or any such Affiliate) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company or any of its Subsidiaries which could result in Broadcom, the Company, any of its Subsidiaries or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 2.26 of the Company Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred either by the Company or by any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("Estimated Third Party Expenses").

        2.27 Banks and Brokerage Accounts. Section 2.27 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company and its Subsidiaries having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

        2.28 Warranty Obligations.

                (a) Section 2.28(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company and its Subsidiaries in respect of any of their respective products and services, which are currently in effect (the "Warranty Obligations"), and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company and its Subsidiaries, threatened dispute and (iii) the experience of the Company and its Subsidiaries with respect to warranties, guarantees and warranty policies of or relating to the Company's and its Subsidiaries' products and services. True and correct copies of the Warranty Obligations have been delivered to Broadcom prior to the execution of this Agreement.

                (b) Except as disclosed in Section 2.28(b) of the Company Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company or any of its Subsidiaries is authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Interim Financial Statements reflects adequate reserves for Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by the Company or any of its Subsidiaries (A) are and were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

        2.29 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company and its Subsidiaries, any agent, employee or other Person associated with or acting on behalf of the Company or its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        2.30 Tax-Free Reorganization. To the knowledge of the Company and its Subsidiaries after Good Faith Consultation with the Company's and its Subsidiaries' independent accountants, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or shareholders has taken any action which could reasonably be expected to jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        2.31 Financial Projections/Operating Plan.

                (a) The Company and its Subsidiaries have made available to Broadcom certain financial projections with respect to the Company's and its Subsidiaries' business which projections were prepared for internal use only. Neither the Company nor any of its Subsidiaries makes any representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company and its Subsidiaries represent and warrant that such projections were prepared in good faith and are based on assumptions believed by the Company and its Subsidiaries to be reasonable as of the date of this Agreement.

                (b) The Company has made available to Broadcom and Broadcom has reviewed and approved the written budget or other written operation plan for the balance of 2000 and 2001 (the "2000-01 Operating Plan"). The Company makes no representation or warranty regarding its ability to successfully execute the 2000-01 Operating Plan, except that the Company represents and warrants that the 2000-01 Operating Plan was prepared in good faith and is based on assumptions believed by it to be reasonable as of the date of this Agreement.

        2.32 Approvals.

                (a) Section 2.32(a) of the Company Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the businesses conducted by the Company and its Subsidiaries which are required to be given to or obtained by the Company and its Subsidiaries from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the filing of the Agreement of Merger, together with the required officers' certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

                (b) Section 2.32(b) of the Company Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Company and its Subsidiaries from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

                (c) Except as set forth in Section 2.32(c)(1) of the Company Disclosure Schedule, the Company and its Subsidiaries have obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the businesses conducted by the Company and its Subsidiaries in the manner as currently being conducted and there has been no written notice received by the Company or any of its Subsidiaries of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the businesses conducted by the Company and its Subsidiaries as currently being conducted are set forth in
Section 2.32(c)(2) of the Company Disclosure Schedule.

                (d) The affirmative vote or consent of the holders of (i) a majority of the shares of Company Common Stock outstanding as of the applicable record date voting separately as a class, and (ii) a majority of the shares of the shares of Preferred Stock outstanding as of the applicable record date (voting together) are the only votes of the holders of any of the Company Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

                (e) Each of the Major Shareholders of the Company has executed and delivered to Broadcom a Support Agreement.

        2.33 Compliance. Except as set forth in Section 2.33 of the Company Disclosure Schedule, the Company and its Subsidiaries and their respective Affiliates, officers, directors, agents and employees have been and are in compliance with all applicable Laws and Orders of any Governmental or Regulatory Authorities applicable to the businesses conducted by the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries nor any of their respective Affiliates, is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company or its Subsidiaries.

        2.34 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Merger or the transactions contemplated hereby.

        2.35 Permit Application; Information Statement. The information supplied by the Company for inclusion in the application for issuance of a California Permit pursuant to which the shares of Broadcom Common Stock to be issued in the Merger and (if deemed necessary by Broadcom in its good faith judgment) the Company Options to be assumed in the Merger will be qualified under the California Code (the "Permit Application") shall not at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code and the time the qualification of such securities is effective under Section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the information statement to be sent to the shareholders of the Company in connection with the Company shareholders' consideration of the Merger (the "Company Shareholder Action") (such information statement as amended or supplemented is referred to herein as the "Information Statement") shall not, on the date the Information Statement is first mailed to the Company's shareholders, at the time of the Company Shareholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Broadcom which is contained in the Permit Application or the Information Statement.

        2.36 No Solicitation. Since August 10, 2000, neither the Company nor any of its Subsidiaries has taken, and neither the Company nor any of its Subsidiaries has permitted any officer, director, employee, shareholder, attorney, investment advisor, agent, representative, Affiliate or Associate of the Company or any of its Subsidiaries to (directly or indirectly), take any of the actions prohibited from being taken on or after the date of this Agreement by Section 4.2 with any Person other than Broadcom and its designees.

        2.37 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Broadcom pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company and its Subsidiaries have provided Broadcom with all of the Contracts and Licenses heretofore requested on behalf of Broadcom in writing, and all other material information concerning the Company and its Subsidiaries, in the possession, custody or control of the Company or any of its Subsidiaries.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF BROADCOM

        Broadcom hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 3 in the disclosure schedule and schedule of exceptions (the "Broadcom Disclosure Schedule") delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as follows:

        3.1 Organization and Qualification. Broadcom is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Broadcom has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Broadcom is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of Broadcom.

        3.2 Authority Relative to this Agreement. Broadcom has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Broadcom of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Broadcom of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Board of Directors of Broadcom, and no other action on the part of the Board of Directors of Broadcom is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Broadcom of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Broadcom is a party have been or will be, as applicable, duly and validly executed and delivered by Broadcom and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Broadcom enforceable against Broadcom in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        3.3 Issuance of Broadcom Common Stock. The shares of Broadcom Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws subject to the truth and accuracy of the representations made by the Company in Section 2.3.

        3.4 SEC Documents; Broadcom Financial Statements. Broadcom has furnished or made available to the Company true and complete copies of all SEC Documents filed by it with the SEC since December 3, 1999, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Broadcom and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Broadcom, including the notes thereto, included in the SEC Documents (the "Broadcom Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Broadcom at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments), it being understood that such financial statements may be required to be restated from time to time as may be required under applicable accounting rules in connection with past, present or future acquisitions. There has been no change in Broadcom's accounting policies except as described in the notes to the Broadcom Financial Statements. Except as reflected or reserved against in the Broadcom Financial Statements, Broadcom has no material Liabilities, except for Liabilities and obligations (i) incurred in the ordinary course of business or
(ii) that would not be required to be reflected or reserved against in the balance sheet of Broadcom prepared in accordance with GAAP.

        3.5 No Conflicts. The execution and delivery by Broadcom of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Broadcom of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Broadcom;

                (b) conflict with or result in a violation or breach of any Law or Order applicable to Broadcom or its Assets or Properties; or

                (c) except as would not have a material adverse effect on the Business or Condition of Broadcom, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Broadcom to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for (A) the filing of the Agreement of Merger, together with the required officer's certificate(s); (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws; and (C) such filings as may be required under the HSR Act), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Broadcom or any of its Assets or Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Broadcom is a party or by which any of its Assets and Properties are bound.

        3.6 Information to be Supplied by Broadcom. The information supplied by Broadcom for inclusion in the Permit Application shall not either at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code or the time the qualification of such securities is effective under Section 25122 of the California Code, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Broadcom for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company's shareholders, at the time of the Company Shareholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading. Notwithstanding the foregoing, Broadcom makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

        3.7 Investment Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Broadcom.

        3.8 Tax-Free Reorganization. To the knowledge of Broadcom after Good Faith Consultation with Broadcom's independent accountants, neither Broadcom nor any of its directors, officers or shareholders has taken any action which could reasonably be expected to jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

                                    ARTICLE 4
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (unless it is required to take such action pursuant to this Agreement or Broadcom shall give its prior consent in writing, which consent shall not be unreasonably withheld) to carry on its business (and to cause its Subsidiaries to carry on their businesses) in the usual, regular and ordinary course consistent with past practice and in any event consistent with the 2000-01 Operating Plan provided prior to the date of this Agreement to Broadcom (any material deviations therefrom or material modifications to the 2000-01 Operating Plan shall be required to be approved in advance by Broadcom), to pay its Liabilities and Taxes consistent with the Company's and its Subsidiaries' past practices (and in any event when due), to pay or perform other obligations when due consistent with the Company's and its Subsidiaries' past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use all commercially reasonable efforts and institute all policies required to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, the Company shall not take or agree in writing or otherwise to take, and the Company shall not permit any of its Subsidiaries to take or agree in writing or otherwise to take, without the prior written consent of Broadcom, any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or knowingly cause any condition to Broadcom's closing obligations in Section 6.1 or Section 6.3 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as required or expressly permitted by this Agreement, the Company shall not do, cause or permit (and the Company shall not permit any of its Subsidiaries to do, cause or permit) any of the following, without the prior written consent of Broadcom:

                (a) Charter Documents: cause or permit any amendments to its Articles of Incorporation or Bylaws;

                (b) Dividends; Changes in Capital Stock: declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                (c) Stock Option Plans: accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; grant any Option with an exercise price of less than the fair market value of the Company Common Stock on the date the Option was granted (as determined in good faith by the

Company's Board of Directors following consultation with, and consistent with the advice provided by, each of the Company's and Broadcom's independent public accountants); or grant any additional Company Options (other than Permitted Grants);

                (d) Contracts: enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts in the ordinary course of business consistent with past practice which involve total obligations of less than fifty thousand dollars ($50,000) and which are not otherwise material to the business of the Company and its Subsidiaries, taking the Company and its Subsidiaries together as a whole;

                (e) Issuance of Securities: issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the conversion of outstanding shares of Company Preferred Stock and the exercise of Company Options or Company Warrants (if any) outstanding as of August 7, 2000 and grants to employees hired after the date of this Agreement;

                (f) Intellectual Property: dispose of, license or transfer to any person or entity any rights to any Intellectual Property, other than non-exclusive licenses in connection with the sale of products of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, without the written consent of Broadcom;

                (g) Exclusive Rights: enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Company's or its Subsidiaries' products or technology;

                (h) Dispositions: sell, lease, license or otherwise dispose of or encumber any of Company's or its Subsidiaries' properties or assets, except for sales of products (and related nonexclusive licenses) in the ordinary course consistent with past practice;

                (i) Indebtedness: incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                (j) Leases: enter into any operating lease;

                (k) Payment of Obligations: pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financials and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

                (l) Capital Expenditures: make any capital expenditures, capital additions or capital improvements except in accordance with the 2000-01 Operating Plan;

                (m) Insurance: reduce the amount of any insurance coverage provided by existing insurance policies;

                (n) Termination or Waiver: terminate or waive any right of substantial value;

                (o) Employee Benefit Plans; New Hires; Pay Increases: adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee or consultant, pay any special bonus or special remuneration to any employee, consultant, director or officer or increase the salaries, wage rates or compensation of any employee or consultant, except that the Company may hire, without the prior written consent of Broadcom, up to five (5) new employees and may pay special bonuses or other special remuneration to such new employees, provided that such payment is made in the ordinary course of business of the Company and its Subsidiaries and is consistent in nature, amount and other terms with the Company's past practice;

                (p) Severance Arrangements: grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof;

                (q) Lawsuits: commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Broadcom prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                (r) Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                (s) Taxes: make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return other than Company's corporate Tax Return for the year ended December 31, 1999, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                (t) Revaluation: revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable; or

                (u) Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(t), or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

        4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, neither the



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

Company will take (and since August 10, 2000 inclusive has not taken), nor will the Company (and since August 10, 2000 inclusive has not permitted) permit any of the officers, directors, employees, shareholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates (collectively, "Representatives") of the Company or any of its Subsidiaries to (directly or indirectly), take any of the following actions with any Person other than Broadcom and its designees: (a) solicit, encourage, initiate, entertain, accept receipt of, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal (a "Competing Proposed Transaction"), with respect to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized),
(b) provide information with respect to the Company or any of its Subsidiaries (whether such Subsidiaries is in existence on the date hereof or is hereafter organized) to any Person, other than Broadcom, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (c) agree to, enter into a Contract with any Person, other than Broadcom, providing for, or approve a Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or is hereafter organized) other than by Broadcom, or (e) authorize or permit any of the Company or any of its Representatives to take any such action. The Company shall immediately cease and cause to be terminated (and shall cause its Subsidiaries to immediately cease and cause to be terminated) any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company or any of its Subsidiaries receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall immediately notify Broadcom thereof and provide Broadcom with the details thereof, including the identity of the Person or Persons making such offer or proposal, and will keep Broadcom fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in the previous sentence. Each of the Company and Broadcom acknowledge that this Section 4.2 was a significant inducement for Broadcom to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the shareholders of the Company in the Merger or (ii) a failure to induce Broadcom to enter into this Agreement.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

        5.1 Information Statement; Permit Application.

                (a) As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Broadcom, the Information Statement for the shareholders of the Company to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby. Broadcom and the Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Broadcom and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Broadcom, and Broadcom will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Broadcom, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable and fair and reasonable to, and in the best interests of, the shareholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Broadcom or its affiliates or associates, the form and content of which information shall not have been approved by Broadcom prior to such inclusion.

                (b) As soon as practicable after the execution of this Agreement, Broadcom shall prepare, with the cooperation of the Company, and file the Permit Application. Broadcom and the Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Broadcom and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. The Company will promptly advise Broadcom, and Broadcom will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Broadcom, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Broadcom shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion.

                (c) In the event that it is determined by Broadcom and the Company that the California Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before December 15, 2000, Broadcom and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Broadcom Common Stock to be issued pursuant to Section 1.6 in a private placement pursuant to Section 4(2) of the Securities Act. The parties hereto acknowledge and agree that in such event: (i) as a condition to effecting such issuance as a private placement pursuant to Section 4(2) of the Securities Act, Broadcom shall be entitled to obtain from each shareholder of the Company a Shareholder Certificate in the form attached hereto as Exhibit E (or such other form as shall be reasonably satisfactory to Broadcom) ("Shareholder Certificate") and that Broadcom will be relying upon the representations made by each shareholder of the Company in the applicable Shareholder Certificate in connection with the issuance of Broadcom Common Stock to such shareholder, (ii) at the Closing, Broadcom shall execute and deliver a backup registration rights agreement that will provide, among other things, that Broadcom shall file within thirty (30) calendar days after the Closing Date, after the determination referred to in the first sentence of this Section 5.1(c), a registration statement on Form S-3 covering the resale of the shares of the Broadcom Common Stock issued pursuant to Section 1.6 (the "Registration Statement"), and maintain the effectiveness of the Registration Statement for not less than sixty (60) days, subject to the usual and customary terms and condition reasonably acceptable to the parties (the "Backup Registration Rights Agreement"), provided, however, that the Backup Registration Rights Agreement will provide with respect to blackouts and postponement rights that if Broadcom shall furnish to the former shareholders of the Company a certificate signed by Broadcom's President or Chief Executive Officer stating that, in the good faith judgment of Broadcom, it would be seriously detrimental to Broadcom (or would deprive Broadcom of the opportunity to pursue a significant favorable transaction) for such Registration Statement to be filed at such time or for sales of Broadcom Common Stock to occur pursuant to such Registration Statement at such time, as applicable, then (A) Broadcom shall have the right to defer the filing of the Registration Statement and (B) Broadcom shall have the right to suspend the effectiveness of such Registration Statement and to prohibit each former shareholder of the Company from effecting sales of Broadcom Common Stock pursuant to the Registration Statement, for one or more periods, which shall not exceed sixty (60) days in any single instance or one hundred eighty (180) days in the aggregate during any one (1) year period; (iii) the shares of Broadcom Common Stock so issued pursuant to Section 1.6 will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act; and (iv) the certificates representing the shares of Broadcom Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. Subject to the foregoing provisions, Broadcom will use its commercially reasonable efforts to cause the Registration Statement to be filed with and declared effective by the SEC no later than thirty (30) calendar days after the Closing Date.

        5.2 Shareholder Approval. As soon as practicable following the execution and delivery of this Agreement, the Company shall give written notice of this Agreement and the proposed Merger to all Company shareholders and shall use commercially reasonable efforts to take all other action necessary in accordance with the California Code and its Articles of Incorporation and Bylaws to convene a meeting of the shareholders of the Company or to secure the written consent of its shareholders ("Company Shareholder Action") before December 31, 2000. The Company shall submit this Agreement to its shareholders for adoption whether or not the Company's Board of Directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its shareholders reject it. The Company shall consult with Broadcom regarding the date of the Company Shareholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the shareholders of the Company without the consent of Broadcom, which consent shall not be unreasonably withheld. The Company shall use all commercially reasonable efforts required to solicit and obtain from shareholders of the Company proxies or written consents in favor of the Merger and this Agreement and shall take all other action necessary or advisable to secure the vote or written consent of shareholders required to effect the Merger. The Company shall establish a record date for determining the shareholders of the Company entitled to vote or consent in connection with the Company Shareholder Action that is as early as possible after the date of this Agreement. The materials submitted to the shareholders of the Company in respect of the Merger shall have been subject to prior review and comment by Broadcom and shall include (a) information regarding the Company, the terms of the Merger and this Agreement, (b) the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders approve the Merger and this Agreement and the transactions contemplated hereby and approve and execute such other documents as may be required to satisfy the applicable requirements of the Securities Act in connection with the issuance and sale of Broadcom Common Stock in the Merger, (c) the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable, fair and reasonable to, and in the best interests of, the Company's shareholders and (d) such other documents as may be required to satisfy the applicable requirements of the Securities Act in connection with the issuance and sale of Broadcom Common Stock in the Merger.

        5.3 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall (a) give Broadcom and its officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities and to all Books and Records of the Company and its Subsidiaries, whether located on the premises of the Company or at another location; (b) permit Broadcom to make such inspections as they may require; (c) cause its officers to furnish Broadcom such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company and its Subsidiaries as Broadcom from time to time may request, including financial statements and schedules; (d) allow Broadcom the opportunity to interview such employees and other personnel and Affiliates of the Company and its Subsidiaries with the Company's prior written consent, which consent shall not be unreasonably withheld or delayed; and (e) assist and cooperate with Broadcom in the development of integration plans for implementation by Broadcom and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Broadcom pursuant to this Section 5.3 may be used by Broadcom for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

        5.4 Confidentiality. The parties acknowledge that Broadcom and the Company have previously executed a non-disclosure agreement dated August 10, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Broadcom and its officers, employees, accountants and counsel by the Company, and all information furnished to the Company by Broadcom and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreement, and Broadcom and the Company shall be fully liable and responsible under the Confidentiality Agreement for any breach of the terms and conditions thereof by their respective Subsidiaries, officers, employees, accountants, counsel and other Representatives.

        5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Broadcom shall have the right to approve Third Party Expenses to be incurred by the Company or any of its Subsidiaries between the date hereof and the Closing, including necessary fees and expenses of legal counsel, accountants, financial advisors, auditors and tax advisors, which such approvals will not be unreasonably withheld. Broadcom has approved the payment when due by the Company of the Third Party Expenses set out in
Schedule 5.5.

        5.6 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to Broadcom, by the rules and regulations of the NASD, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Broadcom and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed. Broadcom and the Company agree to consult with each other as to the contents of the public disclosure prior to its release.

        5.7 Approvals. The Company and Broadcom shall each use commercially reasonable efforts to obtain all Approvals required to be obtained by such party from Governmental or Regulatory Authorities as may be required in connection with the Merger (which Approvals are identified in Section 2.6(c) and Section 3.5(c) and the corresponding sections of the Company Disclosure Schedule and the Broadcom Disclosure Schedule), and the Company shall use commercially reasonable efforts to obtain all Approvals under any of the Contracts or other agreements, as may be required in connection with the Merger (all of which Approvals are set forth in the Company Disclosure Schedule, including Section 2.6(c), Section 2.32(a), Section 2.32(b) and Section 2.32(c) thereof) so as to preserve all rights of and benefits to the Company thereunder, and Broadcom and the Company shall provide each other with such assistance and information as is reasonably required to obtain such Approvals.

        5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Broadcom a properly executed statement in a form reasonably acceptable to Broadcom for purposes of satisfying Broadcom's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        5.9 Notification of Certain Matters. The Company shall give prompt notice to Broadcom, and Broadcom shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Broadcom, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure of the Company or Broadcom, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.10 Company Affiliate Agreements. Schedule 5.10 sets forth those persons who, in the Company's reasonable judgment following consultation with legal counsel and accounting advisors, are or may be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act (the "Company Affiliates"). The Company shall provide Broadcom such information and documents as Broadcom shall reasonably request for purposes of reviewing such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Broadcom, at or prior to the Closing, from each of the Company Affiliates, an executed Company Affiliate Agreement, to the extent such Company Affiliates have not executed and delivered Company Affiliate Agreements contemporaneously with the execution and delivery of this Agreement. The Company agrees that if any Person would have been a Company Affiliate had such Person been a shareholder of the Company as of the date of this Agreement, the Company shall cause such person to execute and deliver to the Company and Broadcom a Company Affiliate Agreement promptly upon such Person attaining such status.

        5.11 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and approvals of any Governmental or Regulatory Authority or Person required in connection with the Merger; provided, however, that Broadcom shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such consent, waiver or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

        5.12 Indemnification. Broadcom, the Company and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its Articles of Incorporation or Bylaws or indemnification agreements as in effect on the date of this Agreement shall continue in full force and effect for a period of three (3) years from and after the Closing Date, assuming the consummation of the Merger; provided, however, that, in the event any claim or claims are asserted or made within such three (3) year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the articles of incorporation or bylaws or indemnification agreements of the Surviving Corporation or otherwise shall be made by independent counsel jointly selected by Broadcom and the Company Indemnified Party. The fees and expenses of such counsel shall be paid by the Surviving Corporation, and the determination of such counsel shall be final and binding on Broadcom, the Surviving Corporation and the Company Indemnified Party. The Company hereby represents and warrants to Broadcom that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

        5.13 Form S-8. Broadcom shall file a registration statement on Form S-8 for the shares of Broadcom Common Stock issuable with respect to assumed Company Options promptly after the Effective Time to the extent the shares of Broadcom Common Stock issuable upon exercise of such Company Options qualify for registration on Form S-8.

        5.14 NNM Listing of Additional Shares Application. Broadcom shall, to the extent required by the rules of the NNM, notify the NNM of the shares of Class A Common Stock of Broadcom into which the shares of Broadcom Common Stock to be issued, and the shares of Broadcom Common Stock required to be reserved for issuance, in connection with the Merger, will be converted upon disposition.

        5.15 Company's Auditors. The Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Broadcom to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, (c) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Broadcom or its accountants, and
(d) the securing of a binding fee commitment (on terms similar to those in place on the date of this Agreement) with respect to consents and comfort letters requested by Broadcom after the Closing.

        5.16 Termination of 401(k) Plans. Unless Broadcom requests otherwise in writing, the Board of Directors of the Company shall adopt resolutions terminating, effective as of the day prior to the Closing Date, any Plan which is intended to meet the requirements of Section 401(k) of the Internal Revenue Code, and which is sponsored, or contributed to, by the Company or any Subsidiary of the Company. At the Closing, the Company shall provide Broadcom (a) executed resolutions of the Board of Directors of Broadcom authorizing such termination and (b) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination. The Company shall take all actions necessary to terminate the Representative Stock Bonus Plan and the Representative Stock Bonus Plan Agreements listed on Section 2.18(a)(1) of the Company Disclosure Schedule.

        5.17 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

        5.18 Treatment as Reorganization. Neither Broadcom nor the Company shall take any action prior to or following the Closing that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        5.19 Company Repurchases. The Company will exercise any rights that mature between the date hereof and the Effective Time to repurchase any outstanding shares of Company Capital Stock at the price at which such shares were issued.

        5.20 Information Technology Access. In furtherance of the Company's agreement in Section 5.3 and to facilitate prompt integration following the Closing of the Company's information technology ("IT") inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Broadcom's, the Company will provide Broadcom and its Representatives with access to the IT inventory of the Company and its Subsidiaries, as well as the personnel of the Company and its Subsidiaries responsible for such IT inventory. Because of the substantial lead time that may be required to order and install new software and hardware to integrate the IT systems of the Company and its Subsidiaries with Broadcom's, and the importance of a smooth integration of such IT systems promptly after the Closing, the Company agrees that Broadcom may order, either in Broadcom's name or, if required by the vendor, the Company's name, any new IT services, hardware and software that Broadcom believes will be needed at the facilities of the Company and its Subsidiaries in order to integrate the respective operations of Broadcom, on the one hand, and the Company and its Subsidiaries, on the other hand, following the Closing. The Company will cooperate with Broadcom in the installation of such IT systems, hardware and software prior to and in anticipation of the Closing, including providing Broadcom with reasonable access to and use of the appropriate personnel of the Company and its Subsidiaries. If required by the vendor, at Broadcom's request, the Company will place IT systems, hardware and software orders in the Company's name. For clarity, it is the parties' intent not to connect any of the ordered services or systems prior to the Closing. Broadcom and the Company agree to cooperate with each other to minimize any potential disruption to the Company's business from the IT integration efforts; provided, however, that Broadcom will not have any liability to the Company for any such disruption or as may otherwise result from the IT integration efforts,



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

except as may be directly caused by Broadcom's gross negligence or willful misconduct; and provided further that in no event will Broadcom have any liability to the Company for any indirect, incidental, consequential, special or speculative damages, including damages for loss of profits or use, business interruption or loss of goodwill, irrespective of whether such damages arise under contract, tort, statute or otherwise and whether or not the Company has given Broadcom advance notice of the possibility of such damages. If the Closing does not occur, other than because of the Company's breach of this Agreement, Broadcom will reimburse the Company for its reasonable and documented out-of-pocket costs incurred by it in connection with the ordering and installation of IT services, hardware and software. If Broadcom is so required to reimburse the Company, Broadcom will own any such hardware and software and will pay for its removal from Company premises. Broadcom and the Company will cooperate in the removal of any such hardware or software so as to minimize any disruption to the Company's business. In addition, if the Closing does not occur, the Company will cooperate with Broadcom in canceling any orders for IT services, hardware or software and will otherwise act to minimize the costs which might be incurred in connection with the IT integration efforts.

        5.21 Change of Merger Form. The Company agrees that in the event Broadcom requests that the transactions contemplated hereby be effected through a different form of merger (including a reverse triangular or forward triangular merger) than the form presently contemplated herein, and provided that the alternative form of merger is in any event intended to qualify as a tax-free reorganization, the Company shall cooperate with Broadcom in effecting the alternative form of merger and will take all reasonably necessary action towards such end, including the execution of any amendments to this Agreement (provided that such amendments relate only to the alternative form of merger and any related matters and do not include any other substantive changes not otherwise agreed between the parties).

        5.22 Intellectual Property. The Company shall give Broadcom prompt notice of that any Person shall have (a) commenced, or shall have notified the Company or any of its Subsidiaries that it intends to commence, an Action or Proceeding or (b) provided the Company or any of its Subsidiaries with notice, in either case which allege(s) that any of the Intellectual Property, including the Company Intellectual Property, presently embodied, or proposed in the Company's 2000-01 Operating Plan to be embodied, in any product of the Company or any of its Subsidiaries or utilized in any development tools (including standard cells) or design environments designed or modified by the Company or any of its Subsidiaries infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company or any of its Subsidiaries does not otherwise own or have the right to exploit such Intellectual Property, including the Company Intellectual Property. The Company shall cooperate with Broadcom in making arrangements, prior to the Closing Date, reasonably satisfactory to Broadcom to effect the assignment to the Company of all Intellectual Property created by the founders, employees and consultants of the Company and any of its Subsidiaries (if any), including certain Intellectual Property created by the founders of the Company and any of its Subsidiaries prior to the incorporation of the Company and any of its Subsidiaries, and to obtain the cooperation of such Persons to complete all appropriate patent filings related thereto. The Company shall take



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

commercially reasonable actions to maintain, perfect, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Registered Intellectual Property, received from Governmental or Regulatory Authorities. At the Closing, the Company will notify Broadcom of all material actions which must be taken within the one hundred eighty (180) days following the Closing Date and which are necessary to maintain, perfect, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

        5.23 Delivery of Stock Ledger and Minute Book of the Company. The Company shall deliver its and its Subsidiaries' stock ledgers and minute books to Broadcom at the Closing.

        5.24 Certain Actions Relating to the Holders of Warrants (if any) and Preferred Stock. The Company shall take all requisite commercially reasonable efforts (a) to cause all Company Warrants (if any) that were outstanding as of September 25, 2000 and that would otherwise be outstanding at or immediately prior to the Effective Time to be exercised in full, by means of a cash exercise (and not by means of net exercise), for shares of Company Capital Stock prior to the Effective Time (and thereafter converted, as applicable, into shares of Company Common Stock), and to cause the cash exercise price therefor to be paid to the Company; and (b) to cause the holders of all such outstanding Company Warrants (if any) to execute and deliver to the Company waivers of notice with respect to the notice that would otherwise be applicable to the Merger.

        5.25 Third Party Consents. The Company will use its best efforts to obtain all consents, approvals and/or waivers required for the assignment or transfer to Broadcom of each of the Contracts listed in Schedule 5.25. If any such consent, approval or waiver is not obtained on or prior to the Closing Date, Broadcom shall be entitled to recover from the Escrow Fund, without regard to the dollar threshold set forth in the proviso in the first sentence of
Section 7.2(b), all costs of obtaining such consent, approval or waiver and/or procuring replacement or substitute technology for the technology that Broadcom is unable to utilize due to the absence of such consent, approval or waiver; provided, however, that the amount that Broadcom may recover from the Escrow Fund with respect to the failure of the Company to obtain any such consent, approval or waiver shall not exceed the amount set forth immediately after such Contract in Schedule 5.25.

        5.26 Faraday Agreement. The Company shall use its best efforts to either, on or before the Closing Date, (i) enter into a written manufacturing agreement with UMC Foundry, as that term is defined in that certain Mass Set Release Agreement dated April 5, 2000 (the "Faraday Agreement") between the Company and Faraday Technology Corporation ("Faraday"), or (ii) obtain written confirmation or assurance from Faraday in form and substance acceptable to Broadcom in its sole and absolute discretion that Faraday shall not revoke any right granted to the Company under the Faraday Agreement based on the absence of a written agreement between the Company and UMC Foundry.



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

        5.27 Capitalization Table. The Company shall deliver to Broadcom prior to the Closing Date a capitalization table for the Company in the standard Broadcom form.

                                    ARTICLE 6
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                (a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained; and any waiting period applicable to the consummation of the Merger under the HSR Act (other than with respect to the receipt of Broadcom Common Stock by a shareholder of the Company) shall have expired or been terminated.

                (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if Broadcom were to agree to limitations on its business activities or operations.

                (c) Tax Opinions. Broadcom and the Company shall each have received written opinions from their outside legal counsel, in form and substance reasonably satisfactory to each of them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The parties to this Agreement agree to make such reasonable written representations as requested by such counsel for the purpose of rendering such opinions.

                (d) Shareholder Approval. The Merger shall have been approved by the requisite votes of the Company's shareholders in accordance with the California Code.

        6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                (a) Representations and Warranties. The representations and warranties of Broadcom contained in this Agreement shall be accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date), except that any inaccuracies in such representations and warranties



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will be disregarded if the circumstances giving rise to all such inaccuracies
(considered collectively) do not constitute, and would not reasonably be expected to have, a material adverse change on the Business or Condition of Broadcom; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to a "material adverse change in the Business or Condition of Broadcom" or a "material adverse effect on the Business or Condition of Broadcom" and other materiality qualifications and materiality exceptions contained in such representations and warranties shall be disregarded.

                (b) Performance. Broadcom shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Broadcom at or before the Closing.

                (c) Officers' Certificates. Broadcom shall have delivered to the Company a certificate, dated the Closing Date and executed by its President and Chief Executive Officer, substantially in the form set forth in Exhibit H-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of Broadcom, substantially in the form set forth in Exhibit H-2 hereto.

                (d) Legal Opinion. The Company shall have received a legal opinion from Brobeck, Phleger & Harrison LLP, counsel to Broadcom, as to the matters set forth in Exhibit I.

                (e) Fairness Hearing and California Permit; Private Placement Alternative. Either (i) the fairness hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California, or (ii) if the issuance of the shares of Broadcom Common Stock pursuant to Section 1.6 is effected in a private placement pursuant to Section 4(2) of the Securities Act, Broadcom and the Company shall have executed and delivered the Backup Registration Rights Agreement in conformity with Section 5.1(c) and otherwise in form and substance reasonably satisfactory to the Company (and such Backup Registration Rights Agreement shall be in full force and effect), and the parties shall be reasonably satisfied that the shares of Broadcom Common Stock to be issued in connection with the Merger pursuant to Section 1.6(a) are issuable without registration pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

        6.3 Additional Conditions to the Obligations of Broadcom. The obligations of Broadcom to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Broadcom:

                (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date; provided, however, that any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all



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

material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

                (b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

                (c) Officers' Certificates. The Company shall have delivered to Broadcom a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of the Company, substantially in the form set forth in Exhibit J-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit J-2 hereto.

                (d) Third Party Consents. Broadcom shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed (or required to be listed) in Schedule 6.3(d) (except for such consents, approvals and waivers, the absence of which, in the aggregate, could not reasonably be expected to have a material adverse effect on the Company), and that all such consents, approvals and waivers are in full force and effect.

                (e) Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

                (f) Fairness Hearing and California Permit; Private Placement Alternative. The fairness hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California. In the alternative, each of the shareholders of the Company who is an "accredited investor" shall have delivered an executed copy of the Shareholder Certificate, and Broadcom shall be reasonably satisfied that the shares of Broadcom Common Stock to be issued in connection with the Merger pursuant to Section 1.6(a) are issuable without registration pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

                (g) Legal Opinion. Broadcom shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, PC, legal counsel to the Company, as to the matters set forth in Exhibit K.

                (h) Tax Representation Letter. The Company shall have executed and delivered to Brobeck, Phleger & Harrison LLP and Wilson, Sonsini, Goodrich & Rosati, PC Tax Representation Letters in form reasonably acceptable to Broadcom.

                (i) Non-Competition Agreements. Each of the persons listed on
Schedule 6.3(i) shall have executed and delivered to Broadcom a Non-Competition Agreement and all of the Non-Competition Agreements shall be in full force and effect.



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

                (j) Delivery of Agreements.

                        (i) Each Company Affiliate shall have executed and delivered to Broadcom a Company Affiliate Agreement, and no breach of any Company Affiliate Agreement shall have occurred or be continuing.

                        (ii) The Major Shareholders shall have executed and delivered to Broadcom a Support Agreement, and no breach of any Support Agreement shall have occurred or be continuing.

                (k) Employees. The employees of the Company and its Subsidiaries set forth on Schedule 6.3(i) shall continue to be employed by the Company and its Subsidiaries at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Broadcom or the Surviving Corporation or a Subsidiary of Broadcom or the Surviving Corporation (as Broadcom or the Surviving Corporation shall designate) following the Merger or that they are not willing or do not intend to execute and deliver to Broadcom or the Surviving Corporation Broadcom's standard forms of Confidentiality and Invention Assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect. The salary specified for each employee listed in the letter of Broadcom to the Company dated of even date herewith shall have been communicated to each such employee, and no such employee shall have given any notice or other indication that such employee is not willing or does not intend to be employed by Broadcom or a Subsidiary of Broadcom (as Broadcom shall designate) at such salary following the Merger. At least twenty-three (23) of the engineering and research and development employees (excluding the employees identified on Schedule 6.3(i)) of the Company employed as of the date of this Agreement shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Broadcom or the Surviving Corporation or a Subsidiary of Broadcom or the Surviving Corporation (as Broadcom shall designate) following the Merger or to execute and deliver to Broadcom or the Surviving Corporation Broadcom's standard forms of Confidentiality and Invention Assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect.

                (l) Limitation on Dissent. Holders of no more than five percent (5%) of the outstanding shares of Company Capital Stock shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

                (m) No Material Adverse Change. There shall have occurred no material adverse change in the Business or Condition of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, since the date hereof.

                (n) Company Intellectual Property. No Person shall have (i) commenced, or shall have notified either party to this Agreement that it intends to commence, an Action or Proceeding or (ii) provided the Company or any of its Subsidiaries with notice, in either case which allege(s) that any of the Intellectual Property, including the Company Intellectual



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

Property, presently embodied, or proposed in the Company's 2000-01 Operating Plan to be embodied, in any product of the Company or any of its Subsidiaries or utilized in development tools (including standard cells) or design environments designed or modified by the Company or any of its Subsidiaries, infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company or any of its Subsidiaries does not otherwise own or have the right to exploit such Intellectual Property, including the Company Intellectual Property, unless such Person shall have withdrawn such notice and abandoned any such Action or Proceeding prior to the time which otherwise would have been the Closing Date.

                (o) Assignment of Intellectual Property. Arrangements reasonably satisfactory to Broadcom shall have been made to effect the assignment to the Company of all Intellectual Property created by the founders, employees and consultants of the Company or any of its Subsidiaries, including certain Intellectual Property created by the Company's founders prior to the incorporation of the Company or any of its Subsidiaries (if any) and the Company Intellectual Property, presently embodied, or proposed in the Company's 2000-01 Operating Plan to be embodied, in any product of the Company or any of its Subsidiaries or utilized in development tools (including standard cells) or design environments designed or modified by the Company or any of its Subsidiaries, and to obtain the full cooperation of such Persons to complete and prosecute all appropriate U.S. and foreign patent filings related thereto.

                (p) Shareholder Approval of Certain Payments. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Internal Revenue Code shall have been approved by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner that satisfies all applicable requirements of such Section 280G(b)(5)(B) and the proposed Treasury regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed regulations.

                (q) Certain Waivers and Actions. (i) All outstanding Company Warrants (if any) that were outstanding as of August 7, 2000 shall have been exercised in full, by means of a cash exercise (and not by net exercise), for shares of Company Capital Stock (and thereafter converted, as applicable, into shares of Company Common Stock) and the cash exercise price therefor shall have been received by the Company; (ii) the holders of all outstanding Company Warrants (if any) shall have executed and delivered to the Company all waivers of notice (if any) with respect to the notice that would otherwise be applicable to the Merger; (iii) the Amended and Restated Investor Rights Agreement dated as of August 2, 2000 shall have been terminated and shall no longer be of any force or effect; (iv) the Amended and Restated Shareholders Agreement dated as of August 2, 2000 shall have been terminated and shall no longer be of any force or effect; and (v) the Amended and Restated Co-Sale and Right of First Refusal Agreement dated as of August 2, 2000 shall have been terminated and shall no longer be of any force or effect.

                (r) Termination of 401(k) Plan. The Company shall have provided to Broadcom (i) executed resolutions of the Board of Directors of the Company authorizing the



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

termination and (ii) an executed amendment to any 401(k) Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of any 401(k) Plan will be maintained at the time of termination if such Plan has been adopted or is in existence. The Representative Stock Bonus Plan Agreements listed on
Section 2.18(a)(1) of the Company Disclosure Schedule and the Representative Stock Bonus Plan shall have been terminated and are no longer in force or effect.

                (s) Conversion of Company Indebtedness. All outstanding Indebtedness (if any) of the Company that is convertible or exchangeable into shares of Company Capital Stock shall have been converted or exchanged into shares of Company Capital Stock immediately prior to the Effective Time.

                                    ARTICLE 7
       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS;
                                ESCROW PROVISIONS

        7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Broadcom or the Company (whether or not exercised) to investigate the affairs of Broadcom or the Company (whether pursuant to Section 5.3 or otherwise) or a waiver by Broadcom or the Company of any condition to Closing set forth in Article 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Except for (i) the covenant contained in Section 5.12 (which shall survive for the period set forth therein) and (ii) Article 7 (which shall survive until termination of the escrow created thereby and the satisfaction of any other obligations described therein), all of the representations, warranties, covenants and agreements of the Company and Broadcom contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Closing Date (the "Expiration Date").

        7.2 Escrow Provisions.

                (a) Establishment of the Escrow Fund. As soon as practicable after the Effective Time, the date of the First Earn-Out and the date of the Second Earn-Out, the Escrow Amount (or, in the case of the First Earn-Out and the Second Earn-Out, the applicable portion thereof), without any act of any shareholder, will be deposited with the Depositary Agent (plus a proportionate share of any additional shares of Broadcom Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Broadcom following the Effective Time), such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each shareholder of the Company shall be in proportion to the aggregate number of shares of Broadcom Common Stock which such holder would otherwise be entitled under Section 1.6. Notwithstanding the references in this Agreement to the "escrow" and the Escrow Fund, the parties acknowledge and agree that the Depositary Agent is acting as a depositary and not as an escrow agent pursuant to this Article 7.

                (b) Recourse to the Escrow Fund. The Escrow Fund shall be available to compensate Broadcom and its officers, directors, employees, agents, Affiliates and Associates (collectively, the "Broadcom Indemnitees"), (i) for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Broadcom or any other Broadcom Indemnitee as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein or in the Ancillary Agreements or in any instrument delivered pursuant to this Agreement, (ii) as contemplated by Section 5.25 and
(iii) any Losses incurred or sustained by Broadcom or any other Broadcom Indemnitee as a result of any infringement, misappropriation or other claim by Allied Telesyn Inc. related to any Intellectual Property; provided, however, that, except in the case of claims pursuant to Section 5.25 and for Losses resulting from a breach, violation or inaccuracy in or omission from any of the representations and warranties of the Company set forth in Section 2.3 or the related sections of the Company Disclosure Schedule, Broadcom may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed $200,000 (at which such time claims may be made for all Losses incurred or sustained). The dollar threshold set forth in the immediately preceding proviso shall not apply to Losses resulting from any breach, violation or inaccuracy in or omission from any of the representations and warranties of the Company set forth in Section 2.3 or the related sections of the Company Disclosure Schedule, which shall be recoverable without respect to any threshold amount. Broadcom and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration to be paid to the shareholders of the Company. The shareholders of the Company shall not have any liability under this Agreement of any sort whatsoever in excess of the Escrow Fund, except in the event of fraud or willful misconduct (i.e., an intentional breach of a representation, warranty, covenant or agreement, but excluding a negligent or reckless breach) by the Company of any of its representations, warranties, agreements or covenants contained in this Agreement, the Ancillary Agreements or in any other instrument or document required to be delivered pursuant to this Agreement in connection herewith. In the event of such a fraudulent or willful breach, Broadcom shall have all remedies available at law or in equity (including for tort) with respect to such breach; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall any shareholder of the Company have any liability in excess of the Merger consideration received by such shareholder in connection with the Merger or the proceeds, if any, received by such shareholder in connection with the disposition of such Merger consideration.

                (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the Expiration Date (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and all shares of Broadcom Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this
Section 7.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Broadcom, subject to the objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner as provided in
Section 7.2(g), to satisfy
any unsatisfied claims under this Section 7.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period. As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the shareholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of shares of Broadcom Common Stock remaining in the Escrow Fund to the shareholders of the Company pursuant to this Section 7.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund. Each shareholder of the Company who would otherwise be entitled to a fraction of a share of Broadcom Common Stock (after aggregating all fractional shares of Broadcom Common Stock to be received by such holder) shall be entitled to receive from Broadcom an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price. Broadcom shall use its commercially reasonable efforts to have such shares and cash delivered within five (5) Business Days after such resolution.

                (d) Protection of Escrow Fund.

                        (i) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Broadcom and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                        (ii) Any shares of Broadcom Common Stock or other Equity Equivalents securities issued or distributed by Broadcom ("New Shares") in respect of Broadcom Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Broadcom Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Broadcom Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Broadcom Common Stock on the record date set for any such dividend.

                        (iii) Each shareholder shall have voting rights with respect to the shares of Broadcom Common Stock contributed to the Escrow Fund by such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Broadcom Common Stock).

                (e) Claims Upon Escrow Fund.

                        (i) Upon receipt by the Depositary Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Broadcom (an "Officer's Certificate"): (A) stating that Broadcom or another Broadcom Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any inaccuracy or breach (or any claim by any third party alleging, constituting or involving an inaccuracy or breach) of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any of the Ancillary Agreements or in any instrument or agreement delivered pursuant to this

Agreement, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related, the Depositary Agent shall, subject to the provisions of
Section 7.2(f), deliver to Broadcom out of the Escrow Fund, as promptly as practicable, shares of Broadcom Common Stock held in the Escrow Fund in an amount equal to such Losses. Where the basis for a claim upon the Escrow Fund by Broadcom is that Broadcom reasonably anticipates that it will pay or accrue a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid or accrued.

                        (ii) For the purposes of determining the number of shares of Broadcom Common Stock to be delivered to Broadcom out of the Escrow Fund pursuant to Section 7.2(e)(i), the shares of Broadcom Common Stock shall be valued at the Closing Price.

                (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Broadcom of any Escrow Amount pursuant to Section 7.2(e) unless the Depositary Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Depositary Agent shall make delivery of shares of Broadcom Common Stock from the Escrow Fund in accordance with Section 7.2(e), provided that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such thirty (30) day period.

                (g) Resolution of Conflicts; Arbitration.

                        (i) In case the Shareholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Broadcom shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Broadcom should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and distribute shares of Broadcom Common Stock from the Escrow Fund in accordance with the terms thereof.

                        (ii) If no such agreement can be reached after good faith negotiation, either Broadcom or the Shareholder Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three arbitrators, one selected by Broadcom and one selected by the Shareholder Agent, and the two arbitrators selected by Broadcom and the Shareholder Agent shall select a third arbitrator. The



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

arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f), the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                        (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the County of Santa Clara in the State of California under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Section 7.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Broadcom shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Broadcom less than the sum of one-half of the disputed amount of any Losses, plus any amounts not in dispute; otherwise, the shareholders of the Company as represented by the Shareholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                (h) Shareholder Agent of the Shareholders; Power of Attorney.

                        (i) In the event that the Merger is approved by the shareholders of the Company, effective upon such vote, and without further act of any shareholder, Cheng-chung Shih shall be appointed as agent and attorney-in-fact (the "Shareholder Agent") for each shareholder of the Company (except such shareholders, if any, as shall have perfected their appraisal or dissenters' rights under the California Code), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize delivery to Broadcom of shares of Broadcom Common Stock from the Escrow Fund in satisfaction of claims by Broadcom, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than thirty (30) days prior written notice to Broadcom; provided, however, that the Shareholder Agent may not be removed unless holders of a two-thirds



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

interest in the Escrow Fund agree to such removal and to the identity of the substituted shareholder agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the shareholders of the Company.

                        (ii) The Shareholder Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholder Agent may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholder Agent based on such advice, the Shareholder Agent shall not be liable to anyone. The Shareholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Shareholder Agent.

                        (iii) The Shareholder Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially).

                (i) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Depositary Agent and Broadcom may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every such shareholder of the Company. The Depositary Agent and Broadcom are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

                (j) Third-Party Claims. In the event Broadcom becomes aware of a third-party claim (a "Third Party Claim") which Broadcom reasonably expects may result in a demand against the Escrow Fund, Broadcom shall notify the Shareholder Agent of such claim, and the Shareholder Agent, as representative for the shareholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Broadcom shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Broadcom settles any Third Party Claim without the Shareholder Agent's consent (which consent shall not be unreasonably withheld or delayed), Broadcom may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Broadcom in such settlement. In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by Broadcom against the Escrow Fund with respect to the amount of Losses incurred by Broadcom in such settlement.



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

                (k) Indemnification for Shareholder Agent. The shareholders of the Company shall, severally and not jointly, on a pro rata basis based on their proportionate ownership interests in the Company, indemnify, defend and hold the Shareholder Agent harmless from and against any loss, damage, tax, liability and expense that may be incurred or paid by the Shareholder Agent arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties, except as caused by the Shareholder Agent's gross negligence or willful misconduct, including legal costs and expenses of defending the Shareholder Agent against any claim or liability in connection with the performance of the Shareholder Agent's duties. The Shareholder Agent shall be entitled to such indemnification from the Escrow Fund prior to any distribution thereof to the shareholders of the Company, but except for actual, reasonable and documented out-of-pocket losses, damages, taxes, liabilities and expenses up to the sum of fifty thousand dollars ($50,000) in the aggregate, no such indemnification shall be paid to the Shareholder Agent from the Escrow Fund until after the Expiration Date and after the final termination of the Escrow Period (as the same may be extended) in accordance with Section 7.2(c), after any distributions from the Escrow Fund have been made to Broadcom and no amount shall be paid to the Shareholder Agent from the Escrow Fund at any time in the absence of reasonable documentation thereof.

                (l) Depositary Agent's Duties.

                        (i) Limitation on Duties of Depositary Agent. The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Broadcom and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                        (ii) Compliance with Orders. The Depositary Agent is hereby expressly authorized to comply with and obey Orders of any court of law or Governmental or Regulatory Authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such Order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

                        (iii) Limitations on Liability of Depositary Agent. The Depositary Agent shall not be liable in any respect on account of (A) the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or (B) the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.



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

                        (iv) Good Faith of Depositary Agent. In performing any duties under the Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                        (v) Non-responsibility of Depositary Agent. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it. The Depositary Agent may hold all documents and shares of Broadcom Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Broadcom Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Depositary Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                        (vi) Indemnification of Depositary Agent. Broadcom and its successors and assigns agrees to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the performance of the Depositary Agent's duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter.

                        (vii) Resignation of Depositary Agent. The Depositary Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor depositary agent which shall be accomplished as follows: the parties shall use their reasonable best efforts to mutually agree on a successor depositary agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor depositary agent within such time, the Depositary Agent shall have the right to appoint a successor depositary agent authorized to do business in the State of California. The successor depositary agent shall execute and deliver an instrument accepting such appointment and it



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

shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depositary agent as if originally named as Depositary Agent. The Depositary Agent shall be discharged from any further duties and liability under this Agreement.

                (m) Fees. All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Broadcom. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Broadcom agrees to pay these sums upon demand.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                (a) by mutual agreement of the Company and Broadcom;

                (b) by Broadcom or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific Time) on January 1, 2001 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

                (c) by Broadcom if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Broadcom's ownership or operation of all or any portion of the business of the Company or
(ii) compel Broadcom to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Merger;

                (d) by Broadcom if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the Closing Date;

                (e) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Broadcom and (i) Broadcom is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Broadcom (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the Closing Date;

                (f) by Broadcom, if at any time after twenty (20) days following the meeting at which the Company's shareholders take the Company Shareholder Action, holders of more than five percent (5%) the outstanding shares of Company Capital Stock shall have exercised, or have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger;

                (g) by Broadcom, if the Merger shall not have been approved by the requisite votes or consents of the Company's shareholders in accordance with the California Code at any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the Merger or, in any solicitation of shareholder written consents with respect to the Merger, within twenty (20) days after the record date established for determining the shareholders of the Company entitled to consent;

                (h) by Broadcom, if any of the individuals listed on Schedule 6.3(i) cease to be employed by the Company, provided, however, that Broadcom may exercise this termination right with respect to a particular individual named in
Schedule 6.3(i) only if Broadcom gives the Company written notice of termination of the Agreement within twenty (20) days after receipt of written notice from the Company that such individual has ceased to be employed by the Company; or

                (i) by Broadcom, if, at any time, less than twenty-three (23) of the Company's engineering and research and development employees (excluding the employees identified on Schedule 6.3(i)) of the Company employed as of the date of this Agreement shall cease to be employed by the Company at the Closing or such employees shall have given notice or other indication that they are not willing to be employed by Broadcom or a Subsidiary of Broadcom (as Broadcom shall designate) following the Merger.

        8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Broadcom or the Company, or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, and 8.2, Article 9 (exclusive of Section 9.3) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.



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

        8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, Broadcom and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

        9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

               If to Broadcom to:

                      Broadcom Corporation
                      16215 Alton Parkway
                      Irvine, California 92619-7013
                      Facsimile No.:  (949) 450-8715
                      Attn: President and Chief Executive Officer and
                      Broadcom Corporation
                      16215 Alton Parkway
                      Irvine, California 92619-7013
                      Facsimile No.:  (949) 450-8715
                      Attn:  General Counsel

               with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      Two Embarcadero Place, 2200 Geng Road
                      Palo Alto, California 94303
                      Facsimile No.:  (650) 496-2777
                      Attn:  Rod J. Howard, Esq.

               If to the Company to:

                      Allayer Communications
                      107 Bonaventura Drive
                      San Jose, California 95134
                      Facsimile No.:  (408) 570-0880
                      Attn:  President and Chief Executive Officer

               with a copy to:

                      Wilson Sonsini Goodrich & Rosati, PC
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Facsimile No.:  (650) 493-6811
                      Attn:  Michael J. Danaher, Esq.

               If to the Depositary Agent:

                      U.S. Stock Transfer Corporation
                      1745 Gardena Avenue
                      Glendale, California  91204-2991
                      Facsimile No.:  (818) 502-0674
                      Attn: Richard C. Brown, Vice President

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this
Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Broadcom Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the original Merger Agreement and Plan of Reorganization by and among the parties hereto dated as of the date hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

        9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

        9.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.12 or Article 7.

        9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.9 Governing Law. This Agreement, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law



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provision or rule (whether of the State of California or any other jurisdiction)
that would cause the application of the laws of any jurisdiction other than the State of California.

        9.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

        9.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

        9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Depositary Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

        9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                   ARTICLE 10
                                   DEFINITIONS

        10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

                "2000-01 Operating Plan" has the meaning ascribed to it in
Section 2.31(b).

                "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Regulatory Authority.

                "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any



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other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

                "Aggregate Common Amount" means the Aggregate Share Number (before giving effect to either the First Earn-Out or the Second Earn-Out) minus the Aggregate Preferred Amount; provided, that for purposes of determining the number of additional shares of Broadcom Common Stock and options (if any) allocable pursuant to Section 1.16 to the persons who immediately prior to the Effective Time were holders of Company Common Stock and Company Options, the Aggregate Common Amount shall be reduced to exclude of shares of Broadcom Common Stock issuable upon exercise of Company Warrants and shall be increased to include the shares of Broadcom Common Stock (if any) issued or reserved for issuance pursuant to the First Earn-Out and the Second Earn-Out.

                "Aggregate Common Number" means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issued or issuable upon exercise, conversion or exchange in full of all unvested and vested Company Options, Company Warrants (if any) and Company Stock Purchase Rights (if any) which are not exercised, converted, exchanged or expired as of the Effective Time); provided, that for purposes of determining the number of additional shares of Broadcom Common Stock and options (if any) allocable pursuant to Section 1.16 to the persons who immediately prior to the Effective Time were holders of Company Common Stock and Company Options, the Aggregate Common Number shall be reduced to exclude the shares of Company Common Stock issuable upon exercise of Company Warrants.

                "Aggregate Preferred Amount" means the aggregate number of shares of Broadcom Common Stock issuable in the event of a liquidation pursuant to the Company's Restated Articles of Incorporation in respect of the shares of Company Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock which are outstanding immediately prior to the Effective Time and which have not been converted into Company Common Stock.

                "Aggregate Share Number" means two million twenty-three thousand four hundred fifty (2,023,450) shares of Broadcom Common Stock, subject to adjustment pursuant to Section 1.8 and subject to increase by the amount (if any) of the First Earn-Out and the Second Earn-Out.



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                "Agreement" means this Amended and Restated Merger Agreement and
Plan of Reorganization, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                "Agreement of Merger" has the meaning ascribed to it in Section 1.2.

                "Ancillary Agreements" has the meaning ascribed to it in Section 2.2.

                "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

                "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

                "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                "Audited Financial Statement Date" means December 31, 1999.

                "Audited Financial Statements" means the audited consolidated balance sheets of the Company as of each of the fiscal years ended December 31, 1997 through December 31, 1999, respectively, and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, in each case, including the notes thereto together with the notes thereto and the unqualified report of the Company's independent accountants with respect thereto.

                "Backup Registration Rights Agreement" has the meaning ascribed to it in Section 5.1(c).

                "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company and its Subsidiaries, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses,



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customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

                "Broadcom" has the meaning ascribed to it in the forepart of this Agreement.

                "Broadcom Common Stock" has the meaning ascribed to it in Recital B to this Agreement.

                "Broadcom Disclosure Schedule" has the meaning ascribed to it in the forepart of Article 3.

                "Broadcom Financial Statements" has the meaning ascribed to it in Section 3.4.

                "Broadcom Indemnitees" has the meaning ascribed to it in Section 7.2(b).

                "Business Combination" means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants (if any) outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, with respect to any of the foregoing.

                "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

                "Business or Condition of Broadcom" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of Broadcom and its Subsidiaries, in the aggregate, taking Broadcom and its Subsidiaries together as a whole.

                "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company and its Subsidiaries, in the aggregate, taking the Company and its Subsidiaries together as a whole.

                "California Code" means the California Corporations Code and all amendments and additions thereto.

                "California Permit" has the meaning ascribed to it in Section 1.14.



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

                "Certificates" has the meaning ascribed to it in Section
1.11(b).

                "Certificate of Merger" has the meaning ascribed to it in
Section 1.2.

                "Closing" means the closing of the transactions contemplated by
Section 1.2.

                "Closing Date" has the meaning ascribed to it in Section 1.2.

                "Closing Price" means the average closing sales price of Broadcom Common Stock as traded on the NNM and reported by the Wall Street Journal, for the thirty (30) consecutive market trading days commencing on the thirty second (32nd) market trading day prior to the Closing Date and ending on (inclusive) the third (3rd) market trading day prior to the Closing Date.

                "COBRA" has the meaning ascribed to it in Section 2.14(f).

                "Common Stock Exchange Ratio" means the quotient obtained by dividing (a) the Aggregate Common Amount by (b) the Aggregate Common Number.

                "Company" has the meaning ascribed to it in the forepart of this Agreement.

                "Company Affiliates" has the meaning ascribed to it in Section 5.10.

                "Company Affiliate Agreement" has the meaning ascribed to it in Recital C to this Agreement.

                "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

                "Company Common Stock" has the meaning ascribed to it in Section 2.3(a).

                "Company Disclosure Schedule" means the schedules delivered to Broadcom by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

                "Company Financials" means the Audited Financial Statements and the Interim Financial Statements.

                "Company Indemnified Party" has the meaning ascribed to it in
Section 5.12.

                "Company Intellectual Property" shall mean any Intellectual Property that (a) is owned by the Company or any of its Subsidiaries; (b) is licensed to the Company or any of its Subsidiaries; (c) was developed or created by or for the Company or any of its Subsidiaries or (d) is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as presently or heretofore conducted or as proposed to be conducted in the 2000-01 Operating Plan, including any Intellectual Property created by any of the founders, employees or consultants of the Company or any of its Subsidiaries and including



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any Intellectual Property created by any of the founders of the Company or any of its Subsidiaries prior to the creation of the Company and its Subsidiaries.

                "Company Options" means any Option to purchase Company Capital Stock, excluding the Company Preferred Stock and the Company Warrants (if any).

                "Company Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

                "Company Registered Intellectual Property" means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

                "Company Restricted Stock" means shares of Company Capital Stock purchased pursuant to an exercise of a Company Stock Purchase Right which are subject to a repurchase option by the Company.

                "Company Series A Preferred Stock" has the meaning ascribed to it in Section 2.3.

                "Company Series B Preferred Stock" has the meaning ascribed to it in Section 2.3.

                "Company Series C Preferred Stock" has the meaning ascribed to it in Section 2.3.

                "Company Series D Preferred Stock" has the meaning ascribed to it in Section 2.3.

                "Company Stock Plan" has the meaning ascribed to it in Section 1.6(d)(ii).

                "Company Stock Purchase Right" means any right to (i) purchase Company Restricted Stock granted pursuant to Section 3 of the Company Stock Plan or otherwise, or (ii) receive Company Capital Stock accrued pursuant to the Representative Stock Bonus Plan.

                "Company Shareholder Action" has the meaning ascribed to it in
Section 2.35.

                "Company Warrants" means any and all warrants (if any) to purchase Company Capital Stock including the warrants listed in Section 2.3 of the Company Disclosure Schedule.

                "Competing Proposed Transaction" has the meaning ascribed to it in Section 4.2.

                "Confidentiality Agreement" has the meaning ascribed to it in
Section 5.4.

                "Contract" means any contract, agreement or other business arrangement (whether oral or written) including:



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                                (i) any distributor, sales, advertising, agency
                or manufacturer's representative contract;

                                (ii) any continuing contract for the purchase of
                materials, supplies, equipment or services involving in the case of any such contract more than one hundred thousand dollars ($100,000) over the life of the contract;

                                (iii) any contract that expires or may be
                renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement;

                                (iv) any trust indenture, mortgage, promissory
                note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                                (v) any contract for capital expenditures in
                excess of one hundred thousand dollars ($100,000) in the aggregate;

                                (vi) any contract limiting the freedom of the
                Company to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract;

                                (vii) any contract pursuant to which the Company
                is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                                (viii) any contract that is not terminable by
                the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination; or

                                (ix) any agreement of guarantee, support,
                indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

                "Depositary Agent" means U.S. Stock Transfer Corporation (or other institution acceptable to Broadcom and the Shareholder Agent).

                "Disclosure Schedules" means the Company Disclosure Schedule and the Broadcom Disclosure Schedule.

                "Dissenting Shares" has the meaning ascribed to it in Section 1.10.

                "Earn-Out Determination" has the meaning ascribed to it in
Section 1.16(d).

                "Earn-Out Dispute" has the meaning ascribed to it in Section 1.16(d).



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                "Effective Time" has the meaning ascribed to it in Section 1.2.

                "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

                "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

                "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

                "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

                "Equity Equivalents" means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                "ERISA Affiliate" has the meaning ascribed to it in the definition of "Plan" in this Section 10.1.

                "Escrow Amount" means the number of shares of Broadcom Common Stock obtained by multiplying (a) the aggregate number of shares of Broadcom Common Stock issuable by Broadcom at the Effective Time to holders of Company Capital Stock in accordance with the Section 1.6(a), plus the aggregate number of shares of Broadcom Common Stock issued by Broadcom pursuant to Section 1.16 prior to the Expiration Date by (b) 0.10. The shares deposited with the Depositary Agent shall, to the extent possible, be shares that are not subject to any repurchase rights.

                "Escrow Fund" has the meaning ascribed to it in Section 7.2(a).

                "Escrow Period" has the meaning ascribed to it in Section
7.2(c).



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                "Estimated Third Party Expenses" has the meaning ascribed to it in Section 2.26.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

                "Exchange Agent" means U.S. Stock Transfer Corporation.

                "Exchange Ratio" and "Exchange Ratios" mean the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio and/or the Common Stock Exchange Ratio, as the case may be and as the context shall require.

                "Expiration Date" has the meaning ascribed to it in Section 7.1.

                "Fairness Hearing" has the meaning ascribed to it in Section
1.14.

                "Faraday" has the meaning ascribed to it in Section 5.26.

                "Faraday Agreement" has the meaning ascribed to it in Section 5.26.

                "Final Earn-Out Amount" has the meaning ascribed to it in
Section 1.16(d).

                "Financial Statement Date" means December 31, 1999.

                "First Earn-Out" has the meaning ascribed to it in Section 1.16(a).

                "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

                "Good Faith Consultation" means consultation with a Person's independent accountants following disclosure in good faith to such accountants of all facts requested by such accountants or which the specified Person otherwise had reason to believe would be relevant to such accountants' assessment.

                "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

                "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic



                                       86
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substances," "toxic pollutants" or words of similar import under any
Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

                "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "Income Tax" means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract.

                "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

                "Information Statement" has the meaning ascribed to it in
Section 2.35.

                "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

                "Interim Financial Statements" means the unaudited balance sheet of the Company as of July 31, 2000, and the related unaudited statement of operations and statement of cash flows for the seven-month period ended on such date.



                                       87
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                "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

                "IRS" means the United States Internal Revenue Service or any successor entity.

                "IT" has the meaning ascribed to it in Section 5.20.

                "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law, whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision, of any Governmental or Regulatory Authority.

                "Lease Documents" has the meaning ascribed to it in Section 2.15(d).

                "Leased Real Property" has the meaning ascribed to it in Section 2.15(a).

                "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

                "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

                "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                "Loss(es)" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.



                                       88
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                "Made-in-America Requirements" has the meaning ascribed to it in
Section 2.17(h).

                "Major Shareholders" means the Company shareholders and option holders listed on Schedule 10.1.

                "Merger" has the meaning ascribed to it in Recital A to this Agreement.

                "NASD" means the National Association of Securities Dealers,
Inc.

                "New Shares" has the meaning ascribed to it in Section
7.2(d)(ii).

                "NNM" means the distinct tier of The Nasdaq Stock Market referred to as The Nasdaq National Market.

                "Non-Competition Agreement" has the meaning ascribed to it in Recital D to this Agreement.

                "Officer's Certificate" has the meaning ascribed to it in
Section 7.2(e)(i).

                "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

                "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

                "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                "Permit" means any license, permit, franchise or authorization.

                "Permit Application" has the meaning ascribed to it in Section 2.35.

                "Permitted Grants" means (a) grants of Company Options in the ordinary course of business, consistent in amount and terms with the Company's past practice, to (i)



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existing Company employees and (ii) Company employees hired by the Company after the date of this Agreement, and (b) grants of Company Options to not more than five (5) new employees, in an amount such that the total Permitted Grants pursuant to clause (b) above equal to nineteen and sixty-six hundredth percent (19.66%) of the Company's outstanding Common Stock, calculated on a fully converted basis, as of the date of this Agreement. For purposes of this definition, (x) a Company employee will be deemed to be an "existing Company employee" if such employee was actually employed by the Company on August 7, 2000; (y) a Company employee will be deemed to be a "new employee" if such person was hired by the Company after such date; and (z) the calculation of shares on a "fully converted basis" includes all shares of Company Common Stock outstanding on the specified date and all shares of Company Common Stock issuable upon the conversion of all then-outstanding shares of Company Preferred Stock into Company Common Stock, and all shares of Company Common Stock issuable upon the exercise in full, by means of cash exercise and not by means of net exercise, of all Company Options (including Company Options issued or to be issued pursuant to Permitted Grants) and all Company Warrants (if any).

                "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                "Plan" mean (a) each of the "employee benefit plans" (as such term is defined in Section 3(3) of ERISA, of which any of the Company, any Subsidiary of the Company, or any member of the same controlled group of businesses as the Company or any Subsidiary of the Company within the meaning of
Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is or ever was a sponsor or participating employer or as to which the Company or any Subsidiary of the Company or any of their ERISA Affiliates makes contributions or is required to make contributions, and (b) any similar employment, severance or other arrangement or policy of any of the Company, any Subsidiary of the Company or any of their ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

                "PTO" means the United States Patent and Trademark Office.

                "Registered Intellectual Property" shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or



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other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

                "Relevant Group" has the meaning ascribed to it in Section 2.11(a).

                "Representative Stock Bonus Plan" means the Representative Stock Bonus Plan of the Company.

                "Representatives" has the meaning ascribed to it in Section 4.2.

                "Restricted Stock Purchase Agreement" means a Restricted Stock Purchase Agreement in one of the forms attached to the Company Stock Plan pursuant to which the Company has sold Company Restricted Stock or issued Company Stock Purchase Rights (if any) or as may otherwise been entered into by the Company prior to the date of this Agreement.

                "SEC" means the Securities and Exchange Commission or any successor entity.

                "SEC Documents" means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

                "Second Earn-Out" has the meaning ascribed to it in Section 1.16(b).

                "Securities Act" has the meaning ascribed to it in Section 1.14.

                "Series A Exchange Ratio" means the greater of (a) the number of shares and/or fraction of a share of Broadcom Common Stock issuable per share of Company Series A Preferred Stock pursuant to Section 3 of Article III.D of the Company's Restated Articles of Incorporation in the event of a "liquidation" (as defined therein), assuming a dollar value for each share of Broadcom Common Stock equal to the Closing Price, or (b) the Common Stock Exchange Ratio, calculated without giving effect to the First Earn-Out or the Second Earn-Out and without giving effect to the proviso in the definitions of "Aggregate Common Amount" and "Aggregate Common Number".

                "Series B Exchange Ratio" means the greater of (a) the number of shares and/or fraction of a share of Broadcom Common Stock issuable per share of Company Series B Preferred Stock pursuant to Section 3 of Article III.D of the Company's Restated Articles of Incorporation in the event of a "liquidation" (as defined therein), assuming a dollar value for each share of Broadcom Common Stock equal to the Closing Price, or (b) the Common Stock Exchange Ratio, calculated without giving effect to the First Earn-Out or the Second Earn-Out and without giving effect to the proviso in the definitions of "Aggregate Common Amount" and "Aggregate Common Number".



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

                "Series C Exchange Ratio" means the greater of (a) the number of shares and/or fraction of a share of Broadcom Common Stock issuable per share of Company Series C Preferred Stock pursuant to Section 3 of Article III.D of the Company's Restated Articles of Incorporation in the event of a "liquidation" (as defined therein), assuming a dollar value for each share of Broadcom Common Stock equal to the Closing Price, or (b) the Common Stock Exchange Ratio, calculated without giving effect to the First Earn-Out or the Second Earn-Out and without giving effect to the proviso in the definitions of "Aggregate Common Amount" and "Aggregate Common Number".

                "Series D Exchange Ratio" means the greater of (a) the number of shares and/or fraction of a share of Broadcom Common Stock issuable per share of Company Series D Preferred Stock pursuant to Section 3 of Article III.D of the Company's Restated Articles of Incorporation in the event of a "liquidation" (as defined therein), assuming a dollar value for each share of Broadcom Common Stock equal to the Closing Price, or (b) the Common Stock Exchange Ratio, calculated without giving effect to the First Earn-Out or the Second Earn-Out and without giving effect to the proviso in the definitions of "Aggregate Common Amount" and "Aggregate Common Number".

                "Shareholder Agent" has the meaning ascribed to it in Section 7.2(h)(i).

                "Shareholder Certificate" has the meaning ascribed to it in
Section 5.1(c).

                "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company or any of its Subsidiaries, any predecessors of the Company or any of its Subsidiaries, or any entities previously owned by the Company or any of its Subsidiaries, including all soil, subsoil, surface waters and groundwater.

                "Subsidiary" means any Person in which the Company or Broadcom, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

                "Support Agreement" has the meaning ascribed to it in Recital C to this Agreement.

                "Surviving Corporation" has the meaning ascribed to it in
Section 1.1.

                "Takeover Statute" means a "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

                "Tax" or "Taxes" means Income Taxes and/or Other Taxes, as the context requires.

                "Tax Laws" means the Internal Revenue Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.



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                "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

                "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                "Third Party Claim" has the meaning ascribed to it in Section 7.2(j).

                "Third Party Expenses" has the meaning ascribed to it in Section 5.5.

                "Warranty Obligations" has the meaning ascribed to it in Section 2.28.

        10.2 Construction.

                (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company and its Subsidiaries, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein the terms "party" and "parties" refer to Broadcom and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, and the term "third parties" refers to Persons other than Broadcom and the Company and their respective Subsidiaries.

                (b) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, "due inquiry" with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, and (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have



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principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter.


                            [SIGNATURE PAGE FOLLOWS]



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

        IN WITNESS WHEREOF, Broadcom and the Company, and with respect to
Article 7 and Article 9 only, the Shareholder Agent and the Depositary Agent, have caused this Amended and Restated Merger Agreement and Plan of Reorganization to be signed by their duly authorized representatives, all as of the date first written above.



ALLAYER COMMUNICATIONS                      BROADCOM CORPORATION



By:/s/ Cheng-chung Shih                     By: /s/ David A. Dull
   -------------------------------              --------------------------------
   Cheng-chung Shih                             David A. Dull
   President and Chief Executive Officer        Vice President and General
                                                Counsel



U.S. STOCK TRANSFER CORPORATION,
AS DEPOSITARY AGENT                         SHAREHOLDER AGENT


By: /s/ Enrique Artaza                      By: /s/ Cheng-chung Shih
   -------------------------------              --------------------------------
    Enrique Artaza                              Cheng-chung Shih
    Senior Vice President

                       LIST OF SCHEDULES AND EXHIBITS TO
                   AMENDED AND RESTATED MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION
                                  by and among
                             BROADCOM CORPORATION,
                             ALLAYER COMMUNICATIONS
                                      and
                       THE OTHER PARTIES SIGNATORY HERETO

                         Dated as of September 29, 2000

Exhibit A             Form of Support Agreement
Exhibit B             Form of Company Affiliate Agreement
Exhibit C             Form of Non-Competition Agreement
Exhibit D             Form of Agreement of Merger
Exhibit E             Form of Shareholder Certificate
Exhibit F             [Intentionally Omitted]
Exhibit G             [Intentionally Omitted]
Exhibit H-1           Form of Broadcom Officer's Certificate
Exhibit H-2           Form of Broadcom Secretary's Certificate
Exhibit I             Form of Broadcom Counsel Legal Opinion
Exhibit J-1           Form of Company Officer's Certificate
Exhibit J-2           Form of Company Secretary's Certificate
Exhibit K             Form of Company Counsel Legal Opinion
Schedule 1.6(d)(ii)   Restricted Stock Purchase Agreements
Schedule 1.16(a)      First Earn-Out Milestones
Schedule 1.16(b)      Second Earn-Out Milestones
Schedule 1.16(c)      Earn-Out Examples
Schedule 5.5          Third Party Expenses
Schedule 5.10         Affiliates
Schedule 5.25         Company Third-Party Consents
Schedule 6.3(d)       Broadcom Third-Party Consents
Schedule 6.3(i)       Certain Employees

Broadcom Corporation agrees to furnish supplementally a copy of any of the foregoing exhibits to the SEC upon request.



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